                                                                    EXHIBIT 2.01

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                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                              SYMANTEC CORPORATION,

                            CARMEL ACQUISITION CORP.,

                                       AND

                          VERITAS SOFTWARE CORPORATION

                                                               DECEMBER 15, 2004

================================================================================

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                                TABLE OF CONTENTS

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
Article 1         Certain Definitions...........................................................................     2

        1.1       Definitions...................................................................................     2

        1.2       Additional Definitions........................................................................     9

Article 2         The Merger....................................................................................    10

        2.1       The Merger....................................................................................    10

        2.2       Closing.......................................................................................    10

        2.3       Effects of the Merger.........................................................................    11

        2.4       Conversion of Securities......................................................................    11

        2.5       Company Restricted Shares.....................................................................    13

        2.6       Treatment of Exchangeable Shares..............................................................    14

        2.7       Exchange of Certificates......................................................................    15

        2.8       Tax Consequences and Withholding..............................................................    17

        2.9       Further Assurances............................................................................    17

Article 3         Representations and Warranties of the Company.................................................    18

        3.1       Organization..................................................................................    18

        3.2       Capitalization of the Company.................................................................    19

        3.3       Authorization.................................................................................    21

        3.4       SEC Filings...................................................................................    22

        3.5       Litigation....................................................................................    24

        3.6       Compliance with Laws..........................................................................    25

        3.7       Properties....................................................................................    25

        3.8       Taxes.........................................................................................    26

        3.9       Intellectual Property.........................................................................    26

        3.10      Employment....................................................................................    28

        3.11      Absence of Certain Changes....................................................................    30

        3.12      Material Contracts............................................................................    31

        3.13      Environmental Matters.........................................................................    31

        3.14      Interested Party Transactions.................................................................    32

        3.15      State Takeover Statutes.......................................................................    32

        3.16      Brokers.......................................................................................    32
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        3.17      Opinion of Financial Advisor..................................................................    32

        3.18      Rights Agreement..............................................................................    32

Article 4         Representations and Warranties of Parent......................................................    33

        4.1       Organization..................................................................................    33

        4.2       Capitalization of Parent and Merger Sub.......................................................    34

        4.3       Authorization.................................................................................    36

        4.4       SEC Filings...................................................................................    37

        4.5       Litigation....................................................................................    39

        4.6       Compliance with Laws..........................................................................    40

        4.7       Properties....................................................................................    40

        4.8       Taxes.........................................................................................    41

        4.9       Intellectual Property.........................................................................    41

        4.10      Employment....................................................................................    43

        4.11      Absence of Certain Changes....................................................................    45

        4.12      Material Contracts............................................................................    45

        4.13      Environmental Matters.........................................................................    46

        4.14      Interested Party Transactions.................................................................    46

        4.15      State Takeover Statutes.......................................................................    46

        4.16      Brokers.......................................................................................    47

        4.17      Opinion of Financial Advisor..................................................................    47

        4.18      Rights Agreement..............................................................................    47

Article 5         Covenants.....................................................................................    47

        5.1       Conduct of Business...........................................................................    47

        5.2       No Solicitation...............................................................................    52

        5.3       Preparation of SEC Documents; Stockholders' Meetings..........................................    54

        5.4       Accountant's Letters..........................................................................    57

        5.5       Access to Information; Confidentiality........................................................    57

        5.6       Reasonable Best Efforts.......................................................................    57

        5.7       Indemnification and Insurance.................................................................    59

        5.8       Fees and Expenses.............................................................................    60
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                                  (continued)

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        5.9       Public Announcements..........................................................................    60

        5.10      Listing.......................................................................................    61

        5.11      Tax-Free Reorganization Treatment.............................................................    61

        5.12      Equity Awards and Employee Benefits...........................................................    61

        5.13      Parent Corporate Governance...................................................................    63

        5.14      Affiliate Legends.............................................................................    63

        5.15      Notification of Certain Matters...............................................................    63

        5.16      Section 16 Matters............................................................................    63

        5.17      Rights Plans; State Takeover Laws.............................................................    63

        5.18      Reservation of Parent Common Stock............................................................    64

        5.19      Supplemental Indenture........................................................................    64

        5.20      Supplemental Trust Agreement..................................................................    64

Article 6         Conditions to Obligations of The Parties......................................................    64

        6.1       Conditions to Each Party's Obligation to Effect the Merger....................................    64

        6.2       Conditions to Obligations of the Company......................................................    65

        6.3       Conditions to Obligations of Parent and Merger Sub............................................    66

Article 7         Termination, Amendment and Waiver.............................................................    67

        7.1       Termination...................................................................................    67

        7.2       Effect of Termination.........................................................................    69

        7.3       Payments......................................................................................    69

        7.4       Amendment.....................................................................................    70

        7.5       Extension; Waiver.............................................................................    71

Article 8         General.......................................................................................    71

        8.1       Expiration of Representations and Warranties..................................................    71

        8.2       Notices.......................................................................................    71

        8.3       Interpretation................................................................................    72

        8.4       Counterparts..................................................................................    72

        8.5       Entire Agreement; No Third-Party Beneficiaries................................................    72

        8.6       Governing Law.................................................................................    73

        8.7       Assignment....................................................................................    73
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
        8.8       Consent to Jurisdiction.......................................................................    73

        8.9       Headings......................................................................................    73

        8.10      Severability..................................................................................    73

        8.11      Failure or Indulgence Not Waiver; Remedies Cumulative.........................................    73

        8.12      Waiver of Jury Trial..........................................................................    73

        8.13      Specific Performance..........................................................................    74

        8.14      No Joint Venture..............................................................................    74
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                                      -iv-

                      AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of December 15, 2004 (the "AGREEMENT DATE") by and among Symantec Corporation, a Delaware corporation ("PARENT"), Carmel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and VERITAS Software Corporation, a Delaware corporation (the "COMPANY").

                                    RECITALS

      A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the "MERGER"), with the Company to be the surviving corporation of the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW").

      B. The Board of Directors of the Company has approved and declared advisable this Agreement and the Merger, has deemed it in the best interests of its stockholders to consummate the Merger, and has determined to recommend to its stockholders the adoption of this Agreement.

      C. The Board of Directors of Parent has approved and declared advisable this Agreement, the issuance of shares of Parent Common Stock (as defined in Article 1) in connection with the Merger (the "PARENT STOCK ISSUANCE") and amendments to Parent's Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock to 3,000,000,000 and authorize the Parent Special Voting Share (as defined below) (such increase and authorization to be contingent upon stockholder approval of the Parent Stock Issuance) (collectively, the "PARENT CHARTER AMENDMENTS"), has deemed it in the best interests of its stockholders that the Parent Stock Issuance and Parent Charter Amendments be effected, and has determined to recommend to its stockholders approval of the Parent Stock Issuance and Parent Charter Amendments. The Parent Charter Amendments shall be effected pursuant to a Certificate of Amendment to its Certificate of Incorporation (the "CERTIFICATE OF AMENDMENT").

      D. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the parties intend, by executing this Agreement, to adopt a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

      E. Parent, Merger Sub and the Company desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:

                                   ARTICLE 1
                               CERTAIN DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

            "AFFILIATE" means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

            "ALTERNATIVE TRANSACTION" means with respect to Parent or the Company, any of the following transactions (other than the Merger): (A) any acquisition or purchase from such party by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of such party or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning securities representing 20% or more of the total outstanding voting power of such party or any merger, consolidation, business combination, share exchange or similar transaction involving such party pursuant to which the stockholders of such party immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (B) any sale, lease, exchange, transfer, license or disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing 20% or more of the aggregate fair market value of the consolidated assets of such party and its Subsidiaries taken as a whole; or
(C) any liquidation or dissolution of such party.

            "ALTERNATIVE TRANSACTION PROPOSAL" means any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to Parent or the Company, or their respective stockholders, relating to an Alternative Transaction.

            "APPLICABLE LAW" means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority applicable to Parent, the Company, their respective Subsidiaries or any of their respective assets, properties or businesses.

            "CANADIAN SUB" means TeleBackup Exchangeco Inc., a corporation existing under the laws of the Province of Alberta, all of the issued and outstanding shares of which, other than approximately 58,770 Exchangeable Shares are, as of the Agreement Date, owned directly or indirectly by the Company.

            "CERTIFICATE OF MERGER" means a certificate of merger, in such appropriate form as is determined by the parties.

            "CHANGE OF RECOMMENDATION" means the withholding, withdrawal, amendment, qualification or modification of the Board of Directors' recommendation in favor of, in the case of the Company, adoption of this Agreement and, in the case of Parent, approval of the Parent

Stock Issuance and Parent Charter Amendments, and, in the case of a tender or exchange offer made by a third party directly to the Company's or Parent's stockholders, as the case may be, a recommendation that the Company's stockholders or Parent's stockholders, as the case may be, accept the tender or exchange offer.

            "CLOSING" means the closing of the transactions to consummate the Merger.

            "CLOSING DATE" means the business day after the satisfaction or waiver of the conditions set forth in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or such other date as the parties hereto agree in writing, but in no case earlier than April 4, 2005 (unless Parent agrees otherwise).

            "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            "COMPANY COMMON STOCK" means the Common Stock, $0.001 par value per share, of the Company.

            "COMPANY ESPPs" means the 2002 Employee Stock Purchase Plan and 2002 International Employee Stock Purchase Plan of the Company.

            "COMPANY FOREIGN PLAN" means each Company Benefit Arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of any jurisdiction outside of the United States.

            "COMPANY OPTION PLANS" means the 1993 Equity Incentive Plan, 1993 Directors Stock Option Plan, 2002 Directors Stock Option Plan and 2003 Stock Incentive Plan of the Company, kVault Software Limited Enterprise Management Incentive Scheme, Precise Software Solutions Ltd. 1995 Share Option and Incentive Plan, Precise Software Solutions Ltd. Amended and Restated 1998 Share Option and Incentive Plan, Precise Software Solutions Ltd. Savant Stock Option Plan, Design2Deploy, Inc. 2000 Stock Plan, The Kernel Group, Inc. 1997 Incentive Equity Plan, NuView, Inc. 1998 Stock Option/Stock Issuance Plan, Openvision Technologies, Inc. 1992 Stock Plan, and Seagate Software, Inc. 1996 Stock Option Plan.

            "COMPANY OPTIONS" means options to purchase shares of Company Common Stock.

            "COMPANY PREFERRED STOCK" means the Preferred Stock, $0.001 par value per share, of the Company.

            "COMPANY RESTRICTED SHARES" means any shares of Company Common Stock that are issued and outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be repurchased by or forfeited to the Company under the terms of any Contract with the Company (including without limitation any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).

            "COMPANY RESTRICTED STOCK UNIT" means the right to receive a share of the Company's common stock on a future date.

            "COMPANY RIGHTS" means the Company Preferred Stock purchase rights issued or issuable pursuant to the Company Rights Agreement.

            "COMPANY RIGHTS AGREEMENT" means the Rights Agreement dated June 16, 1999 between the Company and ChaseMellon Shareholder Services, L.L.C.

            "COMPANY SPECIAL VOTING SHARE" means the one share of Special Voting Stock, $1.00 par value per share, of the Company.

            "COMPANY STOCKHOLDERS" means the holders of shares of Company Common Stock.

            "CONTRACT" means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

            "EFFECTIVE TIME" means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (or such later time as may be mutually agreed in writing by the Company and Parent as the time of the Merger and specified in the Certificate of Merger).

            "ENCUMBRANCE" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

            "ENVIRONMENTAL LAWS" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Authority, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., Occupational Safety and Health Act 29 U.S.C. Section 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C.
Section 2701 et seq., and the Endangered Species Act (16 U.S.C. Section 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

            "ENVIRONMENTAL LIABILITIES" means with respect to Parent or the Company, any and all Liabilities of or relating to such party or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such party or any of such Subsidiaries), which (A) arise under or relate to matters covered by Environmental Laws and (B) relate to actions occurring or conditions existing on or prior to the Closing Date.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means with respect to Parent or the Company, any entity which is a member of: (A) a "controlled group of corporations," as defined in Section 414(b) of the Code; (B) a group of entities under "common control," as defined in Section 414(c) of the Code; or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes such party.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXCHANGEABLE SHARES" means the Exchangeable Shares of Canadian Sub.

            "GAAP" means United States generally accepted accounting principles.

            "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, municipal or foreign court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

            "GOVERNMENTAL PERMIT" means with respect to Parent, the Company or any of their respective Subsidiaries, any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity's business or the holding of any of its material assets or properties.

            "HAZARDOUS MATERIALS" means any materials or wastes, defined, listed, classified or regulated as radioactive, hazardous, toxic or otherwise dangerous to health or the environment in or under any Environmental Laws including without limitation petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls, but excluding office and janitorial supplies safely stored and maintained.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "IAS" means international accounting standards.

            "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including rights in the following: patents and patent applications, trademarks and trademark applications, trade dress rights, trade names, Internet domain names, copyrights and copyrightable works (including object code and source code software), mask work and applications therefor, franchises, inventions, trade secrets, know-how, proprietary business information, processes and formulae, databases, and proprietary technology.

            "KNOWLEDGE" means with respect to Parent or the Company, with respect to any particular fact, circumstance, event or other matter in question, that any of the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, Chief Operating Officer or Chief Legal Officer has actual knowledge of such fact, circumstance, event or other matter.

            "LIABILITIES" means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

            "MATERIAL ADVERSE EFFECT" means with respect to Parent or the Company, any change, event, circumstance or effect (any such item, an "EFFECT") that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such party taken as a whole with its Subsidiaries; provided however, in no event shall Effects resulting from any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any such party: (A) changes in general economic or market conditions in any geographic location or Effects affecting the industry generally in which such party and its Subsidiaries operates (provided that such Effects do not affect such party and its Subsidiaries as a whole in a materially disproportionate manner as compared to other similarly situated participants in the industry in which such party and its Subsidiaries operates); (B) changes in the trading prices for such party's Common Stock (provided that the underlying causes of any such changes may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect);
(C) changes in Applicable Law, GAAP or IAS; (D) the execution, delivery and performance of this Agreement or the pendency or consummation of any transaction contemplated hereby or the announcement thereof; (E) failures to meet revenue or earnings estimates (provided that the underlying causes of any such failures may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect); or (F) any acts of war or terrorism.

            "MERGER SUB COMMON STOCK" means the Common Stock, $0.01 par value per share, of Merger Sub.

            "OLD VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT" means that certain voting, support and exchange trust agreement made as of June 1, 1999 between VERITAS Software Holding Corporation, VERITAS Software Corporation, Canadian Sub and the Trustee.

            "PARENT COMMON STOCK" means the Common Stock, $0.01 par value per share, of Parent.

            "PARENT ESPP" means the 1998 Employee Stock Purchase Plan of Parent.

            "PARENT FOREIGN PLAN" means each Parent Benefit Arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of any jurisdiction outside of the United States.

            "PARENT OPTION PLANS" means the 1988 Employee Stock Option Plan, 1996 Equity Incentive Plan, 1999 Acquisition Plan, 2000 Directors Equity Incentive Plan, 2001 Non-

Qualified Equity Incentive Plan, 2002 Executive Officers' Stock Purchase Plan and 2004 Equity Incentive Plan of Parent, Brightmail, Inc. 1998 Stock Option Plan, Central Point Software, Inc. Restated 1990 Stock Option Plan, Central Point Software, Inc. 1992 Stock Option Plan, AXENT Technologies, Inc. 1999 Incentive Stock Plan, AXENT Technologies, Inc. 1998 Incentive Stock Plan, AXENT Technologies, Inc. 1996 Amended and Restated Directors' Stock Option Plan, AXENT Technologies, Inc. 1996 Amended and Restated Stock Option Plan, AXENT Technologies, Inc. Amended and Restated 1991 Stock Option Plan, AXENT Technologies, Inc. 1998 Exchange Option Plan for Optionees of Raptor Systems, Inc., AXENT Technologies, Inc. 1999 PassGo Technologies Exchange Option Plan, Internet Tools 1997 Equity Incentive Plan assumed by AXENT Technologies, Inc. and the AssureNet Pathways, Inc. Restated 1982 Stock Option Plan assumed by AXENT Technologies, Inc.

            "PARENT OPTIONS" means options to purchase shares of Parent Common Stock.

            "PARENT PREFERRED STOCK" means the Preferred Stock, $0.01 par value per share, of Parent.

            "PARENT RESTRICTED STOCK UNIT" means the right to receive a share of Parent common stock on a future date.

            "PARENT RIGHTS" means the Parent Preferred Stock purchase rights issued or issuable pursuant to the Parent Rights Agreement.

            "PARENT RIGHTS AGREEMENT" means the Rights Agreement dated August 12, 1998 between Parent and BankBoston, N.A.

            "PARENT SPECIAL VOTING SHARE" means the one share of a class of capital stock of Parent, to be issued by Parent to, and deposited with, the trustee under the Old Voting, Support and Exchange Trust Agreement, and that will entitle the holder of record thereof to a number of votes at meetings of holders of shares of Parent Common Stock equal to the number of shares of Parent Common Stock into which the Exchangeable Shares outstanding from time to time after the Effective Time (other than Exchangeable Shares held by Parent, its Subsidiaries and Affiliates) are exchangeable, and having substantially the rights, powers, restrictions and conditions to be described in the Old Voting, Support and Exchange Trust Agreement.

            "PERMITTED ENCUMBRANCES" means: (A) statutory liens for taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements;
(C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens.

            "PERSON" means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

            "PROXY STATEMENT/PROSPECTUS" means the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

            "PUBLIC SOFTWARE" means any software that is or contains, in whole or in part, any software that is licensed pursuant to an "open source" licensing agreement or similar agreement, including without limitation software licensed under the GNU General Public License (GPL) or the GNU Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

            "REGISTRATION STATEMENT" means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger.

            "SARBANES ACT" means the Sarbanes-Oxley Act of 2002.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SIGNIFICANT SUBSIDIARY" means with respect to Parent or the Company, a Subsidiary that is a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

            "SUBSIDIARY" means with respect to Parent or the Company, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such party.

            "SUPERIOR PROPOSAL" means with respect to Parent or the Company, an unsolicited, bona fide written Alternative Transaction Proposal, which the Board of Directors of such party has in good faith determined (after consultation with its outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, (A) is more favorable, from a financial point of view, to such party's stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by the other party in response to such Alternative Transaction Proposal) and (B) is fully financed (or reasonably capable of being fully financed), reasonably likely to receive all required government approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed; provided that, for purposes of this definition of "Superior Proposal" each reference to "20%" or "80%" in the definition of "Alternative Transaction" shall be deemed to be a reference to "50%".

            "TAX" (and, with correlative meaning, "TAXES") means (A) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person for any amounts of the type described in clause (A) or (B) of this sentence.

            "TERMINATION FEE" means $440,000,000 in immediately available funds.

            "TRUSTEE" means Computershare Trust Company of Canada, a trust company existing under the laws of Canada, in its capacity as trustee under the Old Voting Support and Exchange Trust Agreement.

            "VOTING, SUPPORT AND EXCHANGE TRUST SUPPLEMENT" means an agreement to be made as of the Effective Time between Parent, the Company, Canadian Sub and the Trustee for the holders of the Exchangeable Shares, to the extent required by the Old Voting, Support and Exchange Trust Agreement, providing for the assumption by Parent of the obligations of the Company under the Old Voting, Support and Exchange Trust Agreement and the other matters specified therein.

            1.2 Additional Definitions. Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement in the sections set forth below.

Term                                                     Section
----                                                     -------
Agreement                                                Preamble
Agreement Date                                           Preamble
Assumed Awards                                           5.12(b)
Assumed Company Options                                  2.4(d)
Certificate of Amendment                                 Recitals
Certificates                                             2.7(c)
Claim                                                    5.7(a)
Code                                                     Recitals
Company                                                  Preamble
Company 401(k) Plans                                     5.12(e)
Company Balance Sheet                                    3.4(b)
Company Benefit Arrangements                             3.10(d)
Company Charter Documents                                3.1(b)
Company Disclosure Letter                                3
Company Financial Statements                             3.4(b)
Company Indemnified Parties                              5.7(a)
Company IP Rights                                        3.9(a)
Company Material Contract                                3.12(a)
Company Owned IP Rights                                  3.9(a)
Company SEC Documents                                    3.4(a)

Term                                                     Section
----                                                     -------
Company Source Code                                      3.9(g)
Company Stockholder Approval                             3.3(c)
Company Stockholders' Meeting                            3.4(f)
Company Voting Debt                                      3.2(d)
Confidentiality Agreement                                5.2(c)(1)
Continuing Employees                                     5.12(d)
Delaware Law                                             Recitals
Exchange Agent                                           2.7(a)
Exchange Fund                                            2.7(b)
Exchange Ratio                                           2.4(b)
Expenses                                                 5.7(a)
Fraction Price                                           2.4(f)
Goldman Sachs                                            3.16
Initial Post-Closing Directors                           5.13(a)
Lehman                                                   4.16
Merger                                                   Recitals
Merger Sub                                               Preamble
Outside Date                                             7.1(b)(1)
Parent                                                   Preamble
Parent Balance Sheet                                     4.4(b)
Parent Benefit Arrangements                              4.10(d)
Parent Benefit Plans                                     5.12(d)
Parent Charter Amendments                                Recitals
Parent Charter Documents                                 4.1(b)
Parent Disclosure Letter                                 4
Parent Financial Statements                              4.4(b)
Parent IP Rights                                         4.9(a)
Parent Material Contract                                 4.12(a)
Parent Owned IP Rights                                   4.9(a)
Parent SEC Documents                                     4.4(a)
Parent Source Code                                       4.9(g)
Parent Stock Issuance                                    Recitals
Parent Stockholder Approval                              4.3(c)
Parent Stockholders' Meeting                             3.4(f)
Parent Voting Debt                                       4.2(d)
Restraints                                               6.1(c)
Returns                                                  3.8
Rule 145 Affiliates                                      5.14
Surviving Corporation                                    2.1
Use                                                      3.9(a) and 4.9(a)

                                    ARTICLE 2
                                   THE MERGER

      2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

      2.2 Closing. Subject to termination of this Agreement as provided in
Article 7, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. The parties hereto shall cause the Merger to be consummated on the Closing Date by filing the Certificate of Merger with the Delaware Secretary of State in accordance with Delaware Law.

      2.3 Effects of the Merger. At and upon the Effective Time:

            (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

            (b) the Certificate of Incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter amended as provided by Delaware Law and such Certificate of Incorporation;

            (c) the Bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form set forth as Exhibit B hereto, until thereafter amended as provided by Delaware Law and such Bylaws;

            (d) the officers of the Company immediately prior to the Effective Time shall continue as the initial officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

            (e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

            (f) the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

      2.4 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

            (a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

            (b) Conversion of Company Common Stock. Each share of Company Common Stock (including each Company Restricted Share) that is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.4(e)), will be canceled and extinguished and automatically converted (subject to Section 2.4(g)) into the right to receive 1.1242 (the "EXCHANGE RATIO") shares of Parent Common Stock, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.7. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 2.4(f). Notwithstanding the foregoing, Company Restricted Shares shall be subject to the provisions of Section 2.5.

            (c) Conversion of Company Special Voting Share. The Company Special Voting Share that is issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive one Parent Special Voting Share. As of the Effective Time, such Company Special Voting Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder of a certificate which, prior to the Effective Time, represented such Company Special Voting Share shall cease to have any rights or powers with respect thereto, except the right to receive the Parent Special Voting Share.

            (d) Company Options and Restricted Stock Units.

                  (1) Assumed Company Options. Unless the terms of an agreement evidencing a Company Option or the provisions of a Company Option Plan applicable to a Company Option provide otherwise, each Company Option that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, with an exercise price equal to or less than $49.00, will be assumed by Parent and converted into an option to purchase Parent Common Stock ("ASSUMED COMPANY OPTIONS"). Each Company Option so assumed and converted will continue to have, and be subject to, the same terms and conditions, except that
(i) each converted Company Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent). The conversion of Company Options provided for in this
Section 2.4(d)(1) with respect to any Company Options that are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code and otherwise in a manner designed to preserve incentive stock option treatment to the extent permitted by Applicable Law.

                  (2) Cancellation of Certain Company Options. Each Company Option that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, which is not an Assumed Company Option and which is not exercised as of immediately prior to the Effective Time, shall be canceled and extinguished without any conversion or assumption thereof immediately prior to the Effective Time.

                  (3) Consistent Treatment of Certain Company Options. Notwithstanding the provisions of Section 2.4(d)(1) and Section 2.4(d)(2), if certain Company Options are subject to the express terms of a Company Option Plan that require all Company Options granted under such Company Option Plan to be treated in the same manner, then all such Company Options, whether or not then exercisable and regardless of the exercise price of such Company Options, shall be assumed by Parent and converted into an option to purchase Parent Common Stock in accordance with the last two sentences of Section 2.4(d)(1).

                  (4) Company Restricted Stock Units. Each Company Restricted Stock Unit that is issued and outstanding immediately prior to the Effective Time will be assumed by Parent and converted into a Parent Restricted Stock Unit. Each Company Restricted Stock Unit so assumed and converted will continue to have, and be subject to, the same terms and conditions, except that each converted Company Restricted Stock Unit shall be for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to the Company Restricted Stock Unit immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share).

            (e) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or any exchange of an Exchangeable Share at any time after the Effective Time, but in lieu thereof each former holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 2.7(c)), receive from Parent an amount of cash in U.S. dollars (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes with respect to the shares represented by such certificate as contemplated by Section 2.8(b), which are required to be withheld with respect thereto, equal to the product of (i) such fraction, multiplied by (ii) the closing sale price of one share of Parent Common Stock as quoted on the Nasdaq Stock Market for the trading day that is one trading day prior to the Closing Date (the "FRACTION PRICE"). In lieu of any such fractional interests, each holder of Exchangeable Shares exchanged pursuant to the provisions thereof who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4 and the provisions of the Exchangeable Shares) shall be entitled to receive an amount of cash in U.S. dollars (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Fraction Price.

            (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time.

      2.5 Company Restricted Shares. Subject to the terms of any agreement entered into prior to the Agreement Date (a correct and complete copy of which has been disclosed and made available to Parent), the shares of Parent Common Stock issued upon the conversion of any Company Restricted Shares in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any Contract governing Company Restricted Shares.

      2.6 Treatment of Exchangeable Shares.

            (a) Prior to the Effective Time, the Boards of Directors of each of the Company, Parent and Canadian Sub, or any of their respective appropriate committees, shall adopt appropriate resolutions and, along with the Company, Parent and Canadian Sub, shall take all other actions required under the Old Voting, Support and Exchange Trust Agreement to ensure that following the Effective Time, the rights of the holders of Exchangeable Shares are "economically equivalent" to the rights enjoyed by such holders prior to such time within the meaning of the Old Voting, Support and Exchange Trust Agreement. In this regard, and without limiting the generality of the foregoing, immediately following the Effective Time, each outstanding Exchangeable Share shall be exchangeable for such number of shares of Parent Common Stock as is determined by reference to the following formula:

                  A x B

                  where:

                  "A" equals the Exchange Ratio, and

                  "B" equals 4.5,

unless further adjustment is then required pursuant to the rights, privileges, conditions and restrictions attaching to the Exchangeable Shares, plus payment of the "Dividend Amount" (as such term is defined in such rights, privileges, conditions and restrictions), if any.

            (b) Without limiting the generality of Section 2.6(a), the parties agree as follows:

                  (1) At or before the Effective Time, the Company and Canadian Sub (including its Board of Directors) shall comply with their respective obligations under the provisions attaching to the Exchangeable Shares and the Old Voting, Support and Exchange Trust Agreement.

                  (2) At or before the Effective Time, Parent, the Company, Canadian Sub and the Trustee shall execute and deliver the Voting, Support and Exchange Trust Supplement wherein the Parent agrees to be bound by the terms and provisions of the Old Voting, Support and Exchange Trust Agreement, in a form satisfactory to the Trustee, and, to the satisfaction of the Trustee, preserving and not impairing in any material respect, any of the rights, duties, powers and authorities of the Trustee or the holders of Exchangeable Shares under the Old Voting, Support and Exchange Trust Agreement.

                  (3) At or before the Effective Time, Parent shall have authorized the Parent Special Voting Share and at the Effective Time, Parent shall deliver to the Trustee a new certificate evidencing the Parent Special Voting Share, to the extent required by the Voting, Support and Exchange Trust Supplement.

                  (4) At or before the Effective Time, Parent, the Company and Canadian Sub shall take all such actions as may reasonably be required to:

                        (i) permit the continued unrestricted and free tradability in Canada of the Exchangeable Shares (other than restrictions on transfers by control block holders) in those Provinces and Territories of Canada in which such securities were unrestricted and freely tradable immediately prior to the Effective Time;

                        (ii) ensure that the Exchangeable Shares remained listed and posted for trading on the Toronto Stock Exchange;

                        (iii) obtain all such qualifications, registrations, approvals, orders, rulings, or consents, make all such filings, fulfill all such legal or regulatory requirements and take all such other proceedings as are necessary or are required under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any other regulatory authority of competent jurisdiction, in order to ensure that following the Effective Time, shares of Parent Common Stock can be issued by the Parent to holders of Exchangeable Shares on exercise of the exchange rights attached to such securities, and thereafter, to ensure that such securities will be freely tradable by such holders in the United States (other than restrictions on transfer by reason of the holder being a "control person" or an "affiliate" of the Parent); and

                        (iv) ensure that the shares of Parent Common Stock are listed, quoted or posted for trading on the Nasdaq Stock Market.

Without limiting the generality of the foregoing, such actions shall include the confirmation of the continued effectiveness, following the Merger, of all existing Canadian securities regulatory orders and rulings, or the granting of new such orders and rulings, respecting such unrestricted and free tradability of the Exchangeable Shares in the above-noted Provinces and Territories of Canada and such unrestricted issuance of the shares of Parent Common Stock issuable upon exchange of the Exchangeable Shares from time to time and the resale of same in the United States, and respecting the satisfaction of Canadian Sub's Canadian securities law continuous and timely disclosure obligations through the filing and provision of information relating to Parent.

                  (5) At or before the Effective Time, Parent shall take all action necessary to authorize and irrevocably reserve for issuance, free from preemptive and other rights, out of its authorized and unissued capital stock that number of shares of Parent Common Stock sufficient for issuance upon exercise of the exchange rights attaching to all of the

Exchangeable Shares (other than Exchangeable Shares held by Parent, its Subsidiaries and Affiliates) outstanding from time to time after the Effective Time.

                  (6) At or before the Effective Time, Parent, the Company and Canadian Sub shall take all action necessary to provide to holders of Exchangeable Shares, an alternative retraction mechanism that will allow such holders to retract their shares (thereby requiring the Canadian Sub to redeem same) conditional upon the completion of the Merger.

      2.7 Exchange of Certificates.

            (a) Exchange Agent. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger and shall enter into an exchange agent agreement with the Exchange Agent reasonably satisfactory to Company.

            (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this
Article 2, the shares of Parent Common Stock and cash in lieu of fractional shares (together with any dividends or distributions with respect thereto, the "EXCHANGE FUND") issuable pursuant to Section 2.4(b) and Section 2.4(e) in exchange for outstanding shares of Company Common Stock.

            (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.4(b), cash in lieu of any fractional shares pursuant to
Section 2.4(f) and any dividends or other distributions pursuant to Section 2.7(d), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to Section 2.4(b) (which shall be in uncertificated book entry form unless a physical certificate is requested or required by Applicable Law or regulation), a check in the amount of U.S. dollars in lieu of fractional shares that such holders have the right to receive pursuant to Section 2.4(f) and any dividends or distributions payable pursuant to Section 2.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(b), an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.4(f) and any dividends or distributions payable pursuant to Section 2.7(d). No interest will be paid or accrued on any cash payable in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and cash payable in lieu of fractional shares may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Agreement Date with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to Applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Parent Common Stock represented thereby, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

            (e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 2.4(b), cash for fractional shares, if any, as may be required pursuant to
Section 2.4(f) and any dividends or distributions payable pursuant to Section 2.7(d); provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders of Company Common Stock who have not theretofore complied with the provisions of this Section 2.7 shall thereafter look only to Parent for the shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(b), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.7(d), in each case without any interest thereon.

            (g) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and dividends or other distributions with respect to Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

            (h) No Liability. Notwithstanding anything to the contrary in this
Section 2.7, neither the Exchange Agent, Parent, the Company, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.8 Tax Consequences and Withholding.

            (a) Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

            (b) Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former Company Stockholder such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other Applicable Law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

      2.9 Further Assurances. If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure letter of the Company addressed to Parent, dated as of the Agreement Date and delivered to Parent concurrently with the parties' execution of this Agreement (the "COMPANY DISCLOSURE LETTER") referencing a representation or warranty herein (it being understood that the Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Company Disclosure Letter shall qualify all of the applicable representations and warranties in the corresponding section or subsection of this Article 3 and, in addition, in all other sections or subsections in this Article 3 to the extent it is reasonably apparent from the text of such disclosure that that such disclosure is applicable to such other sections or subsections), the Company represents and warrants to Parent as follows:

      3.1 Organization.

            (a) Standing and Power. Each of the Company and its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            (b) Charter Documents. The Company has made available to Parent or filed with the SEC prior to the Agreement Date: (i) a complete and correct copy of the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of the Company, each as amended to date, and (ii) a complete and correct copy of the articles or certificate of incorporation and bylaws (or like organizational documents), each as amended to date, of each of its Significant Subsidiaries (collectively with the documents identified in the preceding clause
(i), the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Company nor any of such Subsidiaries is in violation of any of its Company Charter Documents, except in the case of such Significant Subsidiaries as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            (c) Subsidiaries. Schedule 3.1(c) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of the Company (i) are owned directly or indirectly by the Company, free and clear of all Encumbrances (except for Permitted Encumbrances and restrictions imposed by applicable securities laws), (ii) are not subject to any preemptive right or right of first refusal created by Applicable Law, the Company Charter Documents or any Contract to which such Significant Subsidiary is a party or by which it is bound, and (iii) are duly authorized, validly issued, fully paid and nonassessable. Other than the Subsidiaries of the Company, as of the Agreement Date, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person where the aggregate book value reflected on the Company Balance Sheet (or the cost to the Company and its Subsidiaries with respect to securities acquired after September 30, 2004) of all such securities issued by any single Person exceeds $5,000,000. As of the Agreement Date, there are no outstanding obligations of the Company or any of its Subsidiaries under any Contract to which it is a party or by which it is otherwise bound to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any other Person (other than the Company or such a Subsidiary) in an amount in excess of $5,000,000 in respect of any single Person.

      3.2 Capitalization of the Company.

            (a) Capital Stock. The authorized capital stock of the Company consists solely of 2,000,000,000 shares of Company Common Stock, 10,000,000 shares of Company Preferred Stock, of which 10,000,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Company Rights, and one Company Special Voting Share. As of the close of business on December 13, 2004, (i) 423,071,486 shares of Company Common Stock were issued and outstanding (ii) no Company Restricted Shares were issued and outstanding, (iii) 22,958,527 shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iv) no shares of Company Preferred Stock were issued or outstanding, (v) one Company Special Voting Share was issued and outstanding and (vi) 58,770 Exchangeable Shares were issued and outstanding. From December 13, 2004 through the Agreement Date, no shares of Company Common Stock have been issued by the Company or any Subsidiary of the Company other than pursuant to the exercise of Company Options that were outstanding on December 13, 2004 or the exchange of Exchangeable Shares that were outstanding on December 13, 2004. The Company Special Voting Share entitles the holder thereof to vote, together with the holders of Company Common Stock, on all matters submitted for the vote of the holders of Company Common Stock. The number of votes represented by the Company Special Voting Share is equal to the number of outstanding Exchangeable Shares (other than Exchangeable Shares held by the Company, its Subsidiaries and its Affiliates). All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to preemptive rights created by Applicable Law, the Company Charter Documents or any Contract to which the Company is a party or by which it is bound.

            (b) Stock Options, Purchase Plans, Restricted Stock Units and Convertible Securities. As of the close of business on December 13, 2004, (i) 65,088,225 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options under the Company Option Plans, (ii) 2,531,505 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options outside the Company Option Plans, (iii) 19,543,076 shares of Company Common Stock were reserved for future grant and issuance under the Company Option Plans (excluding shares subject to issuance pursuant to outstanding Company Options), (iv) 453,249 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Restricted Stock Units, (v) 17,639,323 shares of Company Common Stock were reserved for future issuance under the Company ESPPs, (vi) 352,715 shares of Company Common Stock reserved for future issuance with respect to Exchangeable Shares, and (vii) the Company's 0.25% convertible subordinated debentures due August 1, 2013 were convertible into an aggregate of 11,273,704 shares of Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized stock appreciation, profit participation (other than Company bonus plans), "phantom stock," or other similar plans or Contracts with respect to the Company or any of its Subsidiaries.

            (c) No Other Rights. As of the close of business on December 13, 2004, except as set forth in the preceding subsection (b) and except for the Company Rights issued pursuant to the Company Rights Agreement (in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred), there were no options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts (to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound) outstanding to purchase or otherwise acquire any Company Voting Debt, any shares of capital stock of the Company or any of its Subsidiaries or any securities or debt exercisable for, convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. From December 13, 2004 through the Agreement Date, neither the Company nor any its Subsidiaries has issued or entered into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract, except for Company Rights issued pursuant to the Company Rights Agreement upon the issuance of Company Common Stock (in respect of which Company Rights no Distribution Date has occurred). The Company Charter Documents do not provide, and neither the Company nor any of its Significant Subsidiaries is a party to or otherwise bound by any Contract providing, for registration rights, rights of first refusal in favor of a third party, preemptive rights, co-sale rights, antidilution rights, redemption rights or other similar rights or other restrictions applicable to any outstanding securities of the Company or its Significant Subsidiaries. Neither the Company nor any of its Significant Subsidiaries is a party to or otherwise bound by any Contract (including any voting agreement, voting trust or proxy, other than proxies to be submitted in connection with the Company Stockholders' Meeting (as defined below)) regarding the voting of any outstanding securities of the Company or its Significant Subsidiaries. Except for the Company Rights Agreement, neither the Company nor any of its Significant Subsidiaries is a party to or otherwise bound by any rights agreement or "poison pill" anti-takeover plan.

            (d) Voting Debt. There are no issued or outstanding bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of the Company may vote ("COMPANY VOTING DEBT").

            (e) Legal Compliance. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts pursuant to which such securities were issued.

            (f) Ownership of Parent. To the Company's knowledge, neither the Company nor any of its Subsidiaries owns any shares of capital stock of Parent or any of its Subsidiaries.

      3.3 Authorization.

            (a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of consummation of the Merger to obtaining the Company Stockholder Approval (as defined below). The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the Company Stockholder Approval.

            (b) Board Approval. The Board of Directors of the Company has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has declared this Agreement advisable, (ii) duly approved this Agreement, the Merger and the other transactions contemplated hereby, which approval has not been rescinded or modified, (iii) resolved (subject to Section 5.2(d)) to recommend this Agreement to the Company Stockholders for adoption, and (iv) directed that this Agreement be submitted to the Company Stockholders for consideration in accordance with this Agreement.

            (c) Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the Company Special Voting Share, voting together as a single class (the "COMPANY STOCKHOLDER APPROVAL"), is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby.

            (d) Enforceability. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and
(ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

            (e) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by the Company or any of its Subsidiaries to enable the Company to lawfully enter into, and perform its obligations under, this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iii) the filing with the SEC of the Proxy Statement/Prospectus and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market, (v) the Company Stockholder Approval, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company.

            (f) No Conflict. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or require any consent, waiver or approval under, (i) the Company Charter Documents, (ii) subject to compliance with the requirements set forth in the preceding subsection (e), any Applicable Law applicable to the Company, any of its Subsidiaries or any of their respective assets or properties, or (iii) any Contract or Governmental Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, other than, in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company.

      3.4 SEC Filings.

            (a) SEC Reports. The Company has filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed by Company since January 1, 2003 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that the Company may file subsequent to the Agreement Date, are referred to herein as the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes Act (to the extent then applicable), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Document. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS"), including each Company SEC Document filed after the Agreement Date until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of Company's and its Subsidiaries' operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). Except as reflected in the balance sheet of the

Company dated September 30, 2004 included in the Form 10-Q filed by the Company with the SEC on November 5, 2004 (the "COMPANY BALANCE SHEET") (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of any nature that would be required to be disclosed on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied, except (i) Liabilities incurred since September 30, 2004 in the ordinary course of business consistent with past practice, (ii) Liabilities under a Company Material Contract (as defined in
Section 3.12 below) set forth on Schedule 3.4(b) of the Company Disclosure Letter or under a Contract entered into to by the Company or any of its Subsidiaries subsequent to the Agreement Date not in violation of Section 5.2(a) below, (iii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserve), (iv) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (v) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (c) Sarbanes Act. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes Act.

            (d) Amendments. The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications effected prior to the Agreement Date, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

            (e) Registration Statement. The information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company Stockholders or Parent Stockholders, at the time of the meeting of Company Stockholders (the "COMPANY STOCKHOLDERS' MEETING") to consider the Company Stockholder Approval, at the time of the meeting of Parent Stockholders (the "PARENT STOCKHOLDERS' MEETING") to consider the Parent Stockholder Approval or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The proxy statement included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub that is contained (including by incorporation by reference) in any of the foregoing documents.

      3.5 Litigation. Except as and to the extent disclosed in the Company SEC Documents filed prior to the Agreement Date (including the notes to the financial statements included therein), (a) there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any of its Subsidiaries before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened, and
(b) there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any of its Subsidiaries, other than, in the cases of clauses (a) and (b), any such pending or threatened actions, suits, arbitrations, mediations, proceedings, claims or investigations or any such judgments, decrees, injunctions, rules or orders, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      3.6 Compliance with Laws.

            (a) Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) the Company and each of its Subsidiaries has complied, and is now in compliance, with all Applicable Law, (2) neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply, or is not in compliance, with Applicable Law and to the Company's knowledge, no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending, and (3) to the Company's knowledge, no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.

            (b) Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) the Company and its Subsidiaries hold all Governmental Permits and all such Governmental Permits are valid and in full force and effect, (2) neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply with or is not in compliance with any such Governmental Permit or regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Permit, and
(3) to the Company's knowledge, no such notification has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.

      3.7 Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (a) has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, except (1) Permitted Encumbrances, (2) such imperfections or irregularities of title, easements, covenants, rights-of-way and other Encumbrances as do not materially impair the continued use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (3) mortgages deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Company SEC Documents, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

      3.8 Taxes. The Company and each of its Subsidiaries (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any such Subsidiary is or has been a member), (a) has properly completed and timely filed all material foreign, federal, state, local and municipal tax and information returns (collectively, "RETURNS") required to be filed by it, (b) has timely paid all material taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve in accordance with GAAP applied on a consistent basis for the payment of all material taxes payable in respect of the periods or portions thereof prior to the date of the Company Balance Sheet (which accrual or reserve as of such date is fully reflected on the Company Balance Sheet), and (d) has no Liability for material taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the date of the Company Balance Sheet incurred in the ordinary course of business. All such Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries has received any written notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No material tax liens are currently in effect against any of the assets of the Company or any of its Subsidiaries other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any of its Subsidiaries of any statute of limitations with respect to any material taxes. Neither the Company nor any of its Subsidiaries has consented to extend to a date later than the Agreement Date the period in which any material tax may be assessed or collected by any taxing agency or authority. Neither the Company nor any of its Subsidiaries is a party to or bound by any material tax sharing, tax indemnity, or tax allocation agreement nor does the Company or any of its Subsidiaries have any material liability or material potential liability to another party under any such agreement. Neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a

"controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a transaction described in Section 368(a) of the Code.

      3.9 Intellectual Property.

            (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) the Company and each of its Subsidiaries owns or has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license to third parties and/or dispose of (for purposes of this Section 3.9, "USE") all Intellectual Property as currently Used in the conduct of the business of the Company and its Subsidiaries (such Intellectual Property being hereinafter collectively referred to as the "COMPANY IP RIGHTS"), and (2) all such Company IP Rights are owned or licensed by the Company free of all material liens and Encumbrances (other than Permitted Encumbrances). As used in this Agreement, "COMPANY-OWNED IP RIGHTS" means Company IP Rights that are or are purportedly owned or exclusively licensed to the Company or any of its Subsidiaries.

            (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company's entry into this Agreement nor the performance of its obligations contemplated hereby shall, in accordance with their terms (1) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Contract governing any Company IP Right, (2) materially impair the right of the Company or the Surviving Corporation or any Subsidiary of the Company to Use any Company IP Right or portion thereof as currently Used in the conduct of the Company's business, or (3) cause any royalties fees or other payments to become payable by the Company or any of its Subsidiaries to any third person as a result of the Use of any Company IP Rights by the Company or cause any existing obligations to pay such royalties, fees or other payments to increase (other than due to increased sales of the Company's products or services).

            (c) To the knowledge of the Company, and except as would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect on the Company, the Use of any Company IP Right as currently Used in the conduct of its business does not infringe on or otherwise violate the rights of any third party. As of the Agreement Date, there is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company or any of its Subsidiaries to exercise any Company IP Right or which would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Company IP Rights, nor to the knowledge of the Company as of the Agreement Date, is there any legitimate basis for any such claim. None of the Company IP Rights is subject to any proceeding or outstanding order, contract or stipulation materially restricting the Company's use of the Company IP Rights in the aggregate. To the knowledge of the Company, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no third party is infringing or otherwise violating any Company IP Right (other than unlicensed end users of the Company's commercially available software products).

            (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) the Company and each of its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the proprietary and confidential rights and trade secrets in the Company IP Rights and (2) no current or former employee of, or independent contractor who has worked with, the Company or any of its Subsidiaries has any right or interest in any Company-Owned IP Rights.

            (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, all registered Company-Owned IP Rights are to the knowledge of the Company valid, enforceable and subsisting, and the Company or a Subsidiary of the Company is the record owner thereof.

            (f) Schedule 3.9(f) of the Company Disclosure Letter lists, as of the Agreement Date, all Contracts pursuant to which the Company or any of its Subsidiaries grants a third party exclusive rights under any material Company IP Rights.

            (g) To the knowledge of the Company, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to result in the release by the Company or any escrow agent to any third party of any Company Source Code. "COMPANY SOURCE CODE" means, collectively, any human readable software source code, or any material portion or aspect of the software source code which comprise part of the Company-Owned IP Rights.

            (h) To the knowledge of the Company, Schedule 3.9(h) of the Company Disclosure Letter lists Contracts with government entities, pursuant to which material computer software programs or applications owned or co-owned by the Company or any of its Subsidiaries were developed or co-developed and licensed and/or assigned to the Company.

            (i) To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in any material Company IP Rights, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      3.10 Employment.

            (a) The Company, each of its Subsidiaries and each ERISA Affiliate is in compliance with all Applicable Law and Contracts relating to each Company Benefit Arrangement, each Company Foreign Plan, employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) no union organizing effort with respect to employees of the Company or any of its Subsidiaries in underway and (2) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees which have, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority, and which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

            (c) To the knowledge of the Company, neither the Company, its Subsidiaries, nor any ERISA Affiliate has at any time since the enactment of ERISA, sponsored a "multiemployer plan" as defined in Section 3(37) of ERISA. Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. To the knowledge of the Company, no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred with respect to any Company Benefit Arrangement that is not subject to Title IV of ERISA.

            (d) With respect to the Company, any of its Subsidiaries and any ERISA Affiliate, the Company has made available to Parent (1) all employee benefit plans within the meaning of Section 3(3) of ERISA currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (2) each outstanding loan from the Company, any of its Subsidiaries or an ERISA Affiliate to an employee in excess of $250,000, (3) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements (other than Company Foreign Plans) currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (4) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements (other than Company Foreign Plans) currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (5) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees that are currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, and (6) all employment or service agreements with a current service provider (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits except as required by the law or applicable custom or rule of the relevant jurisdiction outside of the United States) where the obligations under any such agreement are in excess of $1,000,000 or if any such agreement is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and (7) all change of control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, (x) any current director or officer of the Company or (y) any current employee or consultant (where the obligations of the Company or any of its Subsidiaries to such employee or consultant are greater than $500,000, of the Company or any of its Subsidiaries, in each case in the foregoing clauses
(1)-(7) to the extent such plans, loans, programs, arrangements, agreements or other items are material to the business of the Company and its Subsidiaries taken as a whole (collectively, the "COMPANY BENEFIT ARRANGEMENTS").

            (e) Neither the Company nor any of its Subsidiaries is a party to any Contract with any director or officer of the Company (1) the benefits of which are contingent, or the terms of which are materially altered as a result of the execution of this Agreement, stockholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), or (2) providing any fixed term of employment. No Company Benefit Arrangement will provide benefits that shall be increased, or the vesting of benefits of which shall be accelerated or the value of any of the benefits of which shall be calculated as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). To the knowledge of the Company, there is no agreement, plan, arrangement or other Contract covering any current or former employee or consultant of the Company or any of its Subsidiaries or ERISA Affiliate to which the Company and/or any such Subsidiary is a party or by which the Company and/or any such Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transaction contemplated by this Agreement (or any event subsequent to and in combination with the Merger), result in a payment that could reasonably be expected to be characterized as a "parachute payment" within the meaning of
Section 280G of the Code.

      3.11 Absence of Certain Changes. Since September 30, 2004, the Company and each of its Subsidiaries has operated its business in all material respects in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company or any of its Subsidiaries, as applicable, (a) any Effect or Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company, (b) declaration, setting aside, making or payment of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company, (c) reclassification, combination, split or subdivision of any capital stock of the Company, (d) redemption, purchase or other acquisition, directly or indirectly, by the Company of any capital stock, other equity interests or other securities of the Company (other than repurchases of shares in connection with the termination of the employment relationship with any employee), or (e) through the Agreement Date any incurrence of any indebtedness for borrowed money in excess of $10,000,000 in the aggregate for the Company and its Subsidiaries or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money (except for indebtedness for borrowed money under or guarantees with respect to indebtedness under any existing credit facility or indebtedness of any wholly-owned Subsidiary of the Company to any other wholly-owned Subsidiary of the Company or indebtedness of the Company to any wholly-owned Subsidiary of the Company).

      3.12 Material Contracts.

            (a) Listing. Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following as of the Agreement Date (each, a "COMPANY MATERIAL CONTRACT"):

                  (1) any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

                  (2) any Contract under which it has in excess of $10,000,000 of outstanding indebtedness for money borrowed as of the Agreement Date or guaranteed indebtedness for money borrowed of any Person (other than the Company and its Subsidiaries) in excess of $10,000,000 as of the Agreement Date;

                  (3) any Contract that (i) restricts it from participating or competing in any line of business, market or geographic area, (ii) contains most favored customer pricing provisions, or (iii) grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person, in each case in a manner which is material to the business of the Company and its Subsidiaries taken as a whole;

                  (4) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement; or

                  (5) any Contract the termination of which would reasonably be expected to have a Material Adverse Effect on the Company.

A complete and correct copy of each agreement or document required by the foregoing subsections (1)-(5) of this Section 3.12(a) to be listed on Schedule 3.12(a) of the Company Disclosure Letter has been made available by the Company to Parent and its counsel or filed by the Company with the SEC. All Company Material Contracts are in written form.

            (b) No Default. Neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any counterparty to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both), would constitute a default under, or give any counterparty the right to exercise any remedy (including the right to a rebate, refund, credit, change in performance schedule, cancellation, termination or modification) pursuant to, the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) the operations of the Company and its Subsidiaries are, and at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Governmental Permits required by Environmental Laws, (b) there are no pending or, to the knowledge of the Company, threatened, suits, actions, investigations or proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by the Company or any of its Subsidiaries, (c) to the Company's knowledge, the Company and its Subsidiaries have received no written allegations of any Liabilities under any Environment Law and the Company has no knowledge or any pending or threatened such allegations, and (d) neither the Company nor any of its Subsidiaries has generated, transported, treated, stored, installed, disposed of or released any Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to liability to the Company or its Subsidiaries under, any Environmental Laws.

      3.14 Interested Party Transactions. Since the date of filing with the SEC of the proxy statement for the 2004 Annual Meeting of Stockholders of the Company, no event has occurred as of the Agreement Date that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      3.15 State Takeover Statutes. The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, no "business combination," "moratorium," "fair price," "control share acquisition" or other state antitakeover statute or regulation, nor any takeover-related provision in the Company Charter Documents, would (a) prohibit or restrict the Company's ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (c) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

      3.16 Brokers. Except for fees payable to Goldman Sachs & Co. ("GOLDMAN SACHS"), no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      3.17 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Goldman Sachs, dated December 15, 2004, to the effect that, as of such date and based on and subject to the matters set forth in the opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

      3.18 Rights Agreement. The Company has taken all action so that (i) the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the occurrence of a Distribution Date (as defined in the Company Rights Agreement) under the Company Rights Agreement or otherwise cause the Company Rights to be exercisable, and (ii) the Company Rights will expire immediately prior to the Effective Time.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Except as set forth in the disclosure letter of Parent addressed to the Company, dated as of the Agreement Date and delivered to Parent concurrently with the parties' execution of this Agreement (the "PARENT DISCLOSURE LETTER") referencing a representation or warranty herein (it being understood that Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Agreement, and the disclosures in any section or subsection of Parent Disclosure Letter shall qualify all of the applicable representations and warranties in the corresponding section or subsection of this Article 4 and, in addition, in all other sections or subsections in this Article 4 to the extent it is reasonably apparent from the text of such disclosure that that such disclosure is applicable to such other sections or subsections), Parent represents and warrants to the Company as follows:

      4.1 Organization.

            (a) Standing and Power. Each of Parent and its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

            (b) Charter Documents. Parent has made available to the Company or filed with the SEC prior to the Agreement Date: (i) a complete and correct copy of the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of Parent, each as amended to date, and (ii) a complete and correct copy of the articles or certificate of incorporation and bylaws (or like organizational documents), each as amended to date, of each of its Significant Subsidiaries (collectively with the documents identified in the preceding clause
(i), the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor any of such Subsidiaries is in violation of any of its Parent Charter Documents, except in the case of such Significant Subsidiaries as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

            (c) Subsidiaries. Schedule 4.1(c) of the Parent Disclosure Letter sets forth a list of each Subsidiary of Parent. All the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of Parent (i) are owned directly or indirectly by Parent, free and clear of all Encumbrances (except for Permitted Encumbrances and restrictions imposed by applicable securities laws), (ii) are not subject to any preemptive right or right of first refusal created by Applicable Law, Parent Charter Documents or any Contract to which such Significant Subsidiary is a party or by which it is bound, and (iii) are duly authorized, validly issued, fully paid and nonassessable. Other than the Subsidiaries of Parent, as of the Agreement Date, neither Parent nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person where the aggregate book value reflected on Parent Balance Sheet (or the cost to Parent and its Subsidiaries with respect to securities acquired after September 30, 2004) of all such securities issued by any single Person exceeds $5,000,000. As of the Agreement Date, there are no outstanding obligations of Parent or any of its Subsidiaries under any Contract to which it is a party or by which it is otherwise bound to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any other Person (other than Parent or such a Subsidiary) in an amount in excess of $5,000,000 in respect of any single Person.

      4.2 Capitalization of Parent and Merger Sub.

            (a) Capital Stock. The authorized capital stock of Parent consists solely of 1,600,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock, of which 200,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance upon the exercise of the Parent Rights. As of the close of business on December 13, 2004, (i) 706,011,672 shares of Parent Common Stock were issued and outstanding, (ii) 2,200 shares of Parent Common Stock were held in treasury by Parent and its Subsidiaries, and (iii) no shares of Parent Preferred Stock were issued or outstanding. From December 13, 2004 through the Agreement Date, no shares of Parent Common Stock have been issued by Parent or any Subsidiary of Parent other than pursuant to the exercise of Parent Options that were outstanding on December 13, 2004. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to preemptive rights created by Applicable Law, the Parent Charter Documents or any Contract to which the Parent is a party or by which it is bound. All shares of capital stock of Parent (and associated Parent Rights under the Parent Rights Agreement) which may be issued or reserved for issuance as contemplated by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights created by Applicable Law, the Parent Charter Documents or any Contract to which the Parent is a party or by which it is bound.

            (b) Stock Options, Purchase Plans, Restricted Stock Units and Convertible Securities. As of the close of business on December 13, 2004, (i) 71,851,929 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options under the Parent Option Plans, (ii) 568,856 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options outside the Parent Option Plans, (iii) 54,900,676 shares of Parent Common Stock were reserved for future issuance under the Parent Option Plans (excluding shares subject to issuance pursuant to outstanding Parent Options),
(iv) 23,734,398 shares of Parent Common Stock were reserved for future issuance under the Parent ESPP, and (v) 200,000 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Restricted Stock Units. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized stock appreciation, profit participation (other than Parent bonus plans), "phantom stock," or other similar plans or Contracts with respect to the Parent or any of its Subsidiaries.

            (c) No Other Rights. As of the close of business on December 13, 2004, except as set forth in the preceding subsection (b) and except for Parent Rights issued pursuant to the Parent Rights Agreement (in respect of which no Distribution Date (as defined in the Parent Rights Agreement) has occurred), there were no options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts (to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound) outstanding to purchase or otherwise acquire any Parent Voting Debt, any shares of capital stock of Parent or any of its Subsidiaries or any securities or debt exercisable for, convertible into or exchangeable for capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. From December 13, 2004 through the Agreement Date, neither Parent nor any its Subsidiaries has issued or entered into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract, except for Parent Rights issued pursuant to the Parent Rights Agreement upon the issuance of Parent Common Stock (in respect of which Parent Rights no Distribution Date has occurred). The Parent Charter Documents do not provide, and neither Parent nor any of its Significant Subsidiaries is a party to or otherwise bound by any Contract providing, for registration rights, rights of first refusal in favor of a third party, preemptive rights, co-sale rights, antidilution rights, redemption rights or other similar rights or other restrictions applicable to any outstanding securities of Parent or its Significant Subsidiaries. Neither Parent nor any of its Significant Subsidiaries is a party to or otherwise bound by any Contract (including any voting agreement, voting trust or proxy, other than proxies to be submitted in connection with the Parent Stockholders' Meeting) regarding the voting of any outstanding securities of Parent or its Significant Subsidiaries. Except for the Parent Rights Agreement, neither Parent nor any of its Significant Subsidiaries is a party to or otherwise bound by any rights agreement or "poison pill" anti-takeover plan.

            (d) Voting Debt. There are no issued or outstanding bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of the Parent may vote ("PARENT VOTING DEBT").

            (e) Legal Compliance. All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each Subsidiary of the Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts pursuant to which such securities were issued.

            (f) Ownership of the Company. To the knowledge of Parent, neither Parent nor any of its Subsidiaries owns any shares of capital stock of the Company or any of its Subsidiaries.

            (g) Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock. As of the Agreement Date, there are 1,000 shares of Merger Sub Common Stock issued and outstanding, all of which are held directly by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Merger Sub was formed by Parent solely for the purpose of consummating the Merger and the other transactions contemplated by this Agreement. Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

      4.3 Authorization.

            (a) Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of consummation of the Merger to obtaining (i) the Parent Stockholder Approval (as defined below) and (ii) the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub

(which shall be effected by Parent promptly following execution of this Agreement). The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the Parent Stockholder Approval, (ii) the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which shall be effected by Parent promptly following execution of this Agreement), and (iii) the filing of the Certificate of Amendment with the Office of the Secretary of State of the State of Delaware.

            (b) Board Approval. The Board of Directors of Parent has (i) determined that this Agreement, the Merger, the Parent Stock Issuance and the Parent Charter Amendments are advisable and fair to and in the best interests of Parent and its stockholders, (ii) duly approved this Agreement, the Merger, the Parent Stock Issuance, the Parent Charter Amendments and the other transactions contemplated hereby, which approval has not been rescinded or modified, (iii) resolved (subject to Section 5.2(d)) to recommend the Parent Stock Issuance and Parent Charter Amendments to the Parent Stockholders for approval, and (iv) directed that the Parent Stock Issuance and Parent Charter Amendments be submitted to the Parent Stockholders for consideration in accordance with this Agreement.

            (c) Stockholder Approval. The affirmative vote of a majority of the votes cast on the Parent Stock Issuance by the holders of Parent Common Stock at the Parent Stockholders' Meeting (as defined below), provided that the total vote cast on the Parent Stock Issuance represents over 50% in interest of all securities entitled to vote thereon, is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Parent Stock Issuance. The affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the Parent Charter Amendments at the Parent Stockholders' Meeting (collectively with the affirmative vote referred to in the preceding sentence, the "PARENT STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Parent Charter Amendments.

            (d) Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

            (e) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Parent or any of its Subsidiaries to enable Parent or Merger Sub to lawfully enter into, and perform its obligations under, this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) such filings and notifications as may be required to be made by Parent and Merger Sub in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iii) the filing with the SEC of the Registration Statement (including the Proxy Statement/Prospectus) and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the effectiveness of the Registration Statement, (iv) such other filings and notifications as may be required to be made by Parent and Merger Sub under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market, (v) the Parent Stockholder Approval, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Parent or Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent.

            (f) No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or require any consent, waiver or approval under, (i) the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in the preceding subsection (e), any Applicable Law applicable to Parent, any of its Subsidiaries or any of their respective assets or properties, or (iii) any Contract or Governmental Permit to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, other than, in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to materially affect the ability of Parent or Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent.

      4.4 SEC Filings.

            (a) SEC Reports. Parent has filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed by Parent since March 29, 2003 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that Parent may file subsequent to the Agreement Date, are referred to herein as the "PARENT SEC DOCUMENTS"). As of their respective dates, Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes Act (to the extent then applicable), and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Parent SEC Document. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the

"PARENT FINANCIAL STATEMENTS"), including each Parent SEC Document filed after the Agreement Date until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of Parent's and its Subsidiaries' operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). Except as reflected in the balance sheet of Parent dated October 1, 2004 included in the Form 10-Q filed by Parent with the SEC on November 8, 2004 (the "PARENT BALANCE SHEET") (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities of any nature that would be required to be disclosed on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP consistently applied, except (i) Liabilities incurred since October 1, 2004 in the ordinary course of business consistent with past practice, (ii) Liabilities under a Parent Material Contract (as defined in Section 4.12 below) set forth on Schedule 4.4(b) of the Parent Disclosure Letter or under a Contract entered into to by Parent or any of its Subsidiaries subsequent to the Agreement Date not in violation of Section 5.2(b) below, (iii) Liabilities reserved against in the Parent Balance Sheet (but only to the extent of such reserve), (iv) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (v) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

            (c) Sarbanes Act. Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to Parent SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes Act.

            (d) Amendments. Parent has heretofore made available to the Company a complete and correct copy of any amendments or modifications effected prior to the Agreement Date, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

            (e) Registration Statement. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company Stockholders or Parent Stockholders, at the time of the Company Stockholders' Meeting, at the time of the meeting of Parent

Stockholders' Meeting to consider the Parent Stockholder Approval or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by the Company that is contained (including by incorporation by reference) in any of the foregoing documents.

      4.5 Litigation. Except as and to the extent disclosed in the Parent SEC Documents filed prior to the Agreement Date (including the notes to the financial statements included therein), (a) there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Parent or any of its Subsidiaries before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened, and
(b) there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Parent or any of its Subsidiaries, other than, in the cases of clauses (a) and (b), any such pending or threatened actions, suits, arbitrations, mediations, proceedings, claims or investigations or any such judgments, decrees, injunctions, rules or orders, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      4.6 Compliance with Laws.

            (a) Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent,
(1) Parent and each of its Subsidiaries has complied, and is now in compliance, with all Applicable Law, (2) neither Parent nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that Parent or any of its Subsidiaries has failed to comply, or is not in compliance, with Applicable Law and to Parent's knowledge, no investigation or review of Parent or any of its Subsidiaries by any Governmental Authority is pending, and
(3) to Parent's knowledge, no such notification, investigation or review has been threatened in writing against Parent or any of its Subsidiaries and no reasonable basis therefor exists.

            (b) Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) Parent and its Subsidiaries hold all Governmental Permits and all such Governmental Permits are valid and in full force and effect, (2) neither Parent nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that Parent or any of its Subsidiaries has failed to comply with or is not in compliance with any such Governmental Permit or regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such

Governmental Permit, and (3) to Parent's knowledge, no such notification has been threatened in writing against Parent or any of its Subsidiaries and no reasonable basis therefor exists.

      4.7 Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent or one of its Subsidiaries (a) has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in the Parent SEC Documents as being owned by Parent or one of its Subsidiaries or acquired after the date thereof that are material to Parent's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, except (1) Permitted Encumbrances, (2) such imperfections or irregularities of title, easements, covenants, rights-of-way and other Encumbrances as do not materially impair the continued use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (3) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Parent included in the Parent SEC Documents, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Parent SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent's knowledge, the lessor.

      4.8 Taxes. Parent and each of its Subsidiaries (and any consolidated, combined, unitary or aggregate group for tax purposes of which Parent or any such Subsidiary is or has been a member), (a) has properly completed and timely filed all material Returns required to be filed by it, (b) has timely paid all material taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve in accordance with GAAP applied on a consistent basis for the payment of all material taxes payable in respect of the periods or portions thereof prior to the date of Parent Balance Sheet (which accrual or reserve as of such date is fully reflected on Parent Balance Sheet), and (d) has no Liability for material taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the date of Parent Balance Sheet incurred in the ordinary course of business. All such Returns are true, correct and complete in all material respects. Neither Parent nor any of its Subsidiaries has received any written notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding Parent, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No material tax liens are currently in effect against any of the assets of Parent or any of its Subsidiaries other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by Parent or any of its Subsidiaries of any statute of limitations with respect to any material taxes. Neither Parent nor any of its Subsidiaries has consented to extend to a date later than the Agreement Date the period in which any material tax may be assessed or collected by any taxing agency or authority. Neither Parent nor any of its Subsidiaries is a party to or bound by any material tax sharing, tax indemnity, or tax allocation agreement nor does Parent or any of its Subsidiaries have any material liability or material potential liability to another party under any such agreement.

Neither Parent nor any of its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which Parent was not the ultimate parent corporation. Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a transaction described in Section 368(a) of the Code.

      4.9 Intellectual Property.

            (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) Parent and each of its Subsidiaries owns or has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license to third parties and/or dispose of (for purposes of this Section 4.9, "USE") all Intellectual Property as currently Used in the conduct of the business of the Parent and its Subsidiaries (such Intellectual Property being hereinafter collectively referred to as the "PARENT IP RIGHTS"), and (ii) all such Parent IP Rights are owned or licensed by the Parent free of all material liens and Encumbrances (other than Permitted Encumbrances). As used in this Agreement, "PARENT-OWNED IP RIGHTS" means Parent IP Rights that are or are purportedly owned or exclusively licensed to Parent or any of its Subsidiaries.

            (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent's entry into this Agreement nor the performance of its obligations contemplated hereby shall, in accordance with their terms (1) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Contract governing any Parent IP Right, (2) materially impair the right of the Parent or any Subsidiary of the Parent to Use any Parent IP Right or portion thereof as currently Used in the conduct of the Parent's business, or (3) cause any royalties fees or other payments to become payable by the Parent or any of its Subsidiaries to any third person as a result of the Use of any Parent IP Rights by the Parent or cause any existing obligations to pay such royalties, fees or other payments to increase (other than due to increased sales of the Parent's products or services).

            (c) To the knowledge of the Parent, and except as would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect on the Parent, the Use of any Parent IP Right as currently Used in the conduct of its business does not infringe on or otherwise violate the rights of any third party. As of the Agreement Date, there is no pending, or to the knowledge of the Parent, threatened, claim or litigation contesting the validity, ownership or right of the Parent or any of its Subsidiaries to exercise any Parent IP Right or which would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Parent IP Rights, nor to the knowledge of the Parent as of the Agreement Date, is there any legitimate basis for any such claim. None of the Parent IP Rights is subject to any proceeding or outstanding order, contract or stipulation materially restricting the Parent's use of the Parent IP Rights in the aggregate. To the knowledge of the Parent, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, no third party is infringing or otherwise violating any Parent IP Right (other than unlicensed end users of the Parent's commercially available software products).

            (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) the Parent and each of its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the proprietary and confidential rights and trade secrets in the Parent IP Rights and (2) no current or former employee of, or independent contractor who has worked with, the Parent or any of its Subsidiaries has any right or interest in any Parent-Owned IP Rights.

            (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, all registered Parent-Owned IP Rights are to the knowledge of Parent valid, enforceable and subsisting, and Parent or a Subsidiary of Parent is the record owner thereof.

            (f) Schedule 4.9(f) of the Parent Disclosure Letter lists, as of the Agreement Date, all Contracts pursuant to which Parent or any of its Subsidiaries grants a third party exclusive rights under any material Parent IP Rights.

            (g) To the knowledge of Parent, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to result in the release by Parent or any escrow agent to any third party of any Parent Source Code. "PARENT SOURCE CODE" means, collectively, any human readable software source code, or any material portion or aspect of the software source code which comprise part of the Parent-Owned IP Rights.

            (h) To the knowledge of Parent, Schedule 4.9(h) of the Parent Disclosure Letter lists Contracts with government entities, pursuant to which material computer software programs or applications owned or co-owned by Parent or any of its Subsidiaries were developed or co-developed and licensed and/or assigned to Parent.

            (i) To the knowledge of Parent, Parent and its Subsidiaries are in compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in any material Parent IP Rights, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      4.10 Employment.

            (a) Parent, each of its Subsidiaries and each ERISA Affiliate is in compliance with all Applicable Law and Contracts relating to each Parent Benefit Arrangement, each Parent Foreign Plan, employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

            (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) no union organizing effort with respect to employees of Parent or any of its Subsidiaries in underway and (2) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. There are no controversies pending or, to the knowledge of Parent, threatened, between Parent or any Subsidiary and any of their respective employees which have, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority, and which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

            (c) To the knowledge of Parent, neither Parent, its Subsidiaries, nor any ERISA Affiliate has at any time since the enactment of ERISA, sponsored a "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Parent nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. To the knowledge of Parent, no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred with respect to any Parent Benefit Arrangement that is not subject to Title IV of ERISA.

            (d) With respect to Parent, any of its Subsidiaries and any ERISA Affiliate, Parent has made available to the Company (1) all employee benefit plans within the meaning of Section 3(3) of ERISA currently contributed to, sponsored by or maintained by Parent or any of its Subsidiaries, (2) each outstanding loan from Parent, any of its Subsidiaries or an ERISA Affiliate to an employee in excess of $250,000, (3) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements (other than Parent Foreign Plans) currently contributed to, sponsored by or maintained by Parent or any of its Subsidiaries, (4) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements (other than Parent Foreign Plans) currently contributed to, sponsored by or maintained by Parent or any of its Subsidiaries, (5) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees that are currently contributed to, sponsored by or maintained by Parent or any of its Subsidiaries, and (6) all employment or service agreements with a current service provider (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits except as required by the law or applicable custom or rule of the relevant jurisdiction outside of the United States) where the obligations under any such agreement are in excess of $1,000,000 or if any such agreement is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and (7) all change of control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, (x) any current director or officer of Parent or (y) any current employee or consultant (where the obligations of Parent or any of its Subsidiaries to such employee or consultant are greater than $500,000, of Parent or any of its Subsidiaries, in each case in the foregoing clauses (1)-(7) to the extent such plans, loans, programs, arrangements, agreements or other items are material to the business of Parent and its Subsidiaries taken as a whole (collectively, the "PARENT BENEFIT ARRANGEMENTS").

            (e) Neither Parent nor any of its Subsidiaries is a party to any Contract with any director or officer of Parent (1) the benefits of which are contingent, or the terms of which are materially altered as a result of the execution of this Agreement, stockholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), or (2) providing any fixed term of employment. No Parent Benefit Arrangement will provide benefits that shall be increased, or the vesting of benefits of which shall be accelerated or the value of any of the benefits of which shall be calculated as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)).

      4.11 Absence of Certain Changes. Since October 1, 2004, Parent and each of its Subsidiaries has operated its business in all material respects in the ordinary course consistent with its past practices, and since such date there has not been with respect to Parent or any of its Subsidiaries, as applicable,
(a) any Effect or Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent, (b) declaration, setting aside, making or payment of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Parent, (c) reclassification, combination, split or subdivision of any capital stock of Parent, (d) redemption, purchase or other acquisition, directly or indirectly, by Parent of any capital stock, other equity interests or other securities of Parent (other than repurchases of shares in connection with the termination of the employment relationship with any employee), or (e) through the Agreement Date any incurrence of any indebtedness for borrowed money in excess of $10,000,000 in the aggregate for Parent and its Subsidiaries or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any Person (other than a wholly-owned Subsidiary of Parent) for borrowed money (except for indebtedness for borrowed money under or guarantees with respect to indebtedness under any existing credit facility or indebtedness of any wholly-owned Subsidiary of Parent to any other wholly-owned Subsidiary of Parent or indebtedness of Parent to any wholly-owned Subsidiary of Parent).

      4.12 Material Contracts.

            (a) Listing. Except for this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any of the following as of the Agreement Date (each, a "PARENT MATERIAL CONTRACT"):

                  (1) any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

                  (2) any Contract under which it has in excess of $10,000,000 of outstanding indebtedness for money borrowed as of the Agreement Date or guaranteed indebtedness for money borrowed of any Person (other than Parent and its Subsidiaries) in excess of $10,000,000 as of the Agreement Date;

                  (3) any Contract that (i) restricts it from participating or competing in any line of business, market or geographic area, (ii) contains most favored customer pricing provisions, or (iii) grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person, in each case in a manner which is material to the business of Parent and its Subsidiaries taken as a whole;

                  (4) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement; or

                  (5) any Contract the termination of which would reasonably be expected to have a Material Adverse Effect on Parent.

A complete and correct copy of each agreement or document required by the foregoing subsections (1)-(5) of this Section 4.12(a) to be listed on Schedule 4.12(a) of the Parent Disclosure Letter has been made available by Parent to the Company and its counsel or filed by Parent with the SEC. All Parent Material Contracts are in written form.

            (b) No Default. Neither Parent nor any of its Subsidiaries, nor, to Parent's knowledge, any counterparty to any Parent Material Contract, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both), would constitute a default under, or give any counterparty the right to exercise any remedy (including the right to a rebate, refund, credit, change in performance schedule, cancellation, termination or modification) pursuant to, the provisions of any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      4.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent,
(a) the operations of Parent and its Subsidiaries are, and at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Governmental Permits required by Environmental Laws, (b) there are no pending or, to the knowledge of Parent, threatened, suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Parent or any of its Subsidiaries or involving any real property currently or, to the knowledge of Parent, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by Parent or any of its Subsidiaries, (c) to Parent's knowledge, Parent and its Subsidiaries have received no written allegations of any Liabilities under any Environment Law and Parent has no knowledge or any pending or threatened such allegations, and (d) neither Parent nor any of its Subsidiaries has generated, transported, treated, stored, installed, disposed of or released any Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to liability to Parent or its Subsidiaries under, any Environmental Laws.

      4.14 Interested Party Transactions. Since the date of filing with the SEC of the proxy statement for the 2004 Annual Meeting of Stockholders of Parent, no event has occurred as of the Agreement Date that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      4.15 State Takeover Statutes. Parent has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by the Company with its obligations hereunder and the accuracy of the representations and warranties made by the Company herein, no "business combination," "moratorium," "fair price," "control share acquisition" or other state antitakeover statute or regulation, nor any takeover-related provision in the Parent Charter Documents, would (a) prohibit or restrict Parent's and Merger Sub's ability to perform their respective obligations under this Agreement, any related agreement or the Certificate of Merger or their ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (c) subject the Company to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

      4.16 Brokers. Except for fees payable to Lehman Brothers Inc. ("LEHMAN"), no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      4.17 Opinion of Financial Advisor. Parent has received the opinion of its financial advisor, Lehman, dated December 15, 2004, to the effect that, as of such date and based on and subject to the matters set forth in the opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.

      4.18 Rights Agreement. Parent has taken all action so that the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the occurrence of a Distribution Date (as defined in the Parent Rights Agreement) under the Parent Rights Agreement or otherwise cause the Parent Rights to be exercisable.

                                    ARTICLE 5
                                    COVENANTS

      5.1 Conduct of Business.

            (a) Company. The Company agrees that, between the Agreement Date and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as expressly provided by any other provision of this Agreement, or unless Parent shall otherwise agree in advance in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) subject to the restrictions and exceptions set forth in this Section 5.1(a), conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice and (ii) use its commercially reasonable efforts to keep available the services of the current officers, key employees and key consultants of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with their customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as expressly provided by any other provision of this Agreement, the Company shall not and shall not permit any of its Subsidiaries to (unless required by Applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

                  (1) amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

                  (2) issue, sell, grant, transfer or authorize the issuance, sale, grant or transfer of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any of its Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options or other rights outstanding as of the Agreement Date, (B) grants of stock options and restricted stock reflected in
Schedule 5.1(a)(2) of the Company Disclosure Letter, (C) the issuance of securities upon the conversion of the Company's 0.25% convertible subordinated debentures due August 1, 2013, (D) the issuance of securities upon exercise of exchange rights with respect to the Exchangeable Shares, (E) the issuance of Company Rights in accordance with the Company Rights Agreement, and (G) the issuance of Company Options in connection with acquisitions permitted pursuant to Section 5.1(a)(13);

                  (3) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

                  (4) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company or enter into any agreement with respect to the voting of the capital stock of the Company;

                  (5) (A) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of the Company (other than repurchases of shares in connection with the termination of the employment relationship with any employee pursuant to agreements in effect on the Agreement Date or entered into in the ordinary course of business consistent with past practice after the Agreement Date);

                  (6) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except for (i) indebtedness for borrowed money under or guarantees with respect to indebtedness under any existing credit facility, (ii) indebtedness of any wholly-owned Subsidiary of the Company to any other wholly-owned Subsidiary of the Company or indebtedness of the Company to any wholly-owned Subsidiary of the Company, or
(iii) letters of credit entered into in the ordinary course of business consistent with past practice,

(B) terminate, cancel, or agree to any material and adverse change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, or (C) make or authorize any material loan to any Person (other than a Subsidiary of the Company) outside the ordinary course of business;

                  (7) (A) increase the base salary, incentive compensation (whether in Company Common Stock or cash), severance benefits or perquisites payable or to become payable to directors or executive officers of the Company (other than increases pursuant to the terms of a Contract in effect on the Agreement Date and increases granted pursuant to performance reviews held in the ordinary course of business consistent with past practice), (B) increase the compensation or benefits payable or to become payable to its other employees (other than increases pursuant to the terms of a Contract in effect on the Agreement Date and increases granted pursuant to performance reviews held in the ordinary course of business consistent with past practice), (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries (other than with respect to newly hired employees in accordance with past practices of the Company or any of its Subsidiaries), (D) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by Applicable Law or in the ordinary course of business consistent with past practice, or (E) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Arrangement or Company Option;

                  (8) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or IAS or by a Governmental Authority;

                  (9) except in the ordinary course of business consistent with past practice or except as required by Applicable Law, make any material tax election or settle or compromise any material liability for taxes (except to the extent that any such election, settlement or compromise does not result in or create an obligation to pay taxes in excess of amounts reserved therefor in the Company Balance Sheet), or change any annual tax accounting period or method of tax accounting;

                  (10) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

                  (11) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business, (B) as may be required by GAAP or IAS, or (C) otherwise not in excess of $5,000,000 in the aggregate;

                  (12) except as permitted by Section 5.17(c), take any action to render inapplicable, or to exempt any third Person (other than Parent or Merger Sub) from, (A) the provisions of Delaware Law or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

                  (13) acquire, or agree to acquire, from any Person any operation, division or business, or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with acquisitions of operations, divisions or businesses in the Company's existing or a related line of business that do not present a material risk of delaying the Merger for consideration payable in cash (and the assumption of stock options and conversion of such options into Company Options) for an aggregate purchase price (including any assumed indebtedness) in the case of each individual acquisition not in excess of $100,000,000 and in the case of all such acquisitions not in excess of $300,000,000;

                  (14) take any action that is intended to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

                  (15) except as permitted by Section 5.17(a), amend or alter its shareholder rights agreement, or "poison pill";

                  (16) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

            (b) Parent. Parent agrees that, between the Agreement Date and the Effective Time, except as set forth in Section 5.1(b) of Parent Disclosure Letter or as expressly provided by any other provision of this Agreement, or unless Parent shall otherwise agree in advance in writing (which agreement shall not be unreasonably withheld or delayed), Parent shall, and shall cause each of its Subsidiaries to, (i) subject to the restrictions and exceptions set forth in this Section 5.1(b), conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice and (ii) use its commercially reasonable efforts to keep available the services of the current officers, key employees and key consultants of Parent and each of its Subsidiaries and to preserve the current relationships of Parent and its Subsidiaries with their customers, suppliers and other Persons with which Parent or any of its Subsidiaries has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1(b) of Parent Disclosure Letter or as expressly provided by any other provision of this Agreement, Parent shall not and shall not permit any of its Subsidiaries to (unless required by Applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

                  (1) amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

                  (2) issue, sell, grant, transfer or authorize the issuance, sale, grant or transfer of any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of Parent or any of its Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options or other rights outstanding as of the Agreement Date, (B) grants of stock options and restricted stock reflected in Schedule 5.1(a)(2) of the Parent Disclosure Letter, (C) the issuance of Parent Rights in accordance with the Parent Rights Agreement, and (D) the issuance of Parent Options in connection with acquisitions permitted pursuant to Section 5.1(b)(13);

                  (3) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of Parent or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

                  (4) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Parent or enter into any agreement with respect to the voting of the capital stock of Parent;

                  (5) (A) reclassify, combine, split or subdivide any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or
(B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of Parent (other than repurchases of shares in connection with the termination of the employment relationship with any employee pursuant to agreements in effect on the Agreement Date or entered into in the ordinary course of business consistent with past practice after the Agreement Date);

                  (6) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of Parent) for borrowed money, except for (i) indebtedness for borrowed money under or guarantees with respect to indebtedness under any existing credit facility, (ii) indebtedness of any wholly-owned Subsidiary of Parent to any other wholly-owned Subsidiary of Parent or indebtedness of Parent to any wholly-owned Subsidiary of Parent, or (iii) letters of credit entered into in the ordinary course of business consistent with past practice, (B) terminate, cancel, or agree to any material and adverse change in, any Parent Material Contract other than in the ordinary course of business consistent with past practice, or (C) make or authorize any material loan to any Person (other than a Subsidiary of Parent) outside the ordinary course of business;

                  (7) (A) increase the base salary, incentive compensation (whether in Parent Common Stock or cash), severance benefits or perquisites payable or to become payable to directors or executive officers of Parent (other than increases pursuant to the terms of a Contract in effect on the Agreement Date and increases granted pursuant to performance reviews held in the ordinary course of business consistent with past practice), (B) increase the compensation or benefits payable or to become payable to its other employees (other than increases pursuant to the terms of a Contract in effect on the Agreement Date and increases granted pursuant to performance reviews held in the ordinary course of business consistent with past practice), (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its Subsidiaries (other than with respect to newly hired employees in accordance with past practices of Parent or any of its Subsidiaries), (D) establish, adopt, enter into or amend any collective bargaining agreement or Parent Benefit Arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by Applicable Law or in the ordinary course of business consistent with past practice, or (E) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Parent Benefit Arrangement or Parent Option;

                  (8) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or IAS or by a Governmental Authority;

                  (9) except in the ordinary course of business consistent with past practice or except as required by Applicable Law, make any material tax election or settle or compromise any material liability for taxes (except to the extent that any such election, settlement or compromise does not result in or create an obligation to pay taxes in excess of amounts reserved therefor in the Parent Balance Sheet), or change any annual tax accounting period or method of tax accounting;

                  (10) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party and which relates to a business combination involving Parent;

                  (11) write up, write down or write off the book value of any assets, individually or in the aggregate, for Parent and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business, (B) as may be required by GAAP or IAS, or (C) otherwise not in excess of $5,000,000;

                  (12) except as permitted by Section 5.17(c), take any action to render inapplicable, or to exempt any third Person (other than the Company) from, (A) the provisions of the Delaware Law or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

                  (13) acquire, or agree to acquire, from any Person any operation, division or business, or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with acquisitions of operations, divisions or businesses in Parent's existing or a related line of business that do not present a material risk of delaying the Merger for consideration payable in cash (and the assumption of stock options and conversion of such options into Parent Options) for an aggregate purchase price (including any assumed indebtedness) in the case of each individual acquisition not in excess of $100,000,000 and in the case of all such acquisitions not in excess of $300,000,000;

                  (14) take any action that is intended to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

                  (15) except as permitted by Section 5.17(b), amend or alter its shareholder rights agreement, or "poison pill"; or

                  (16) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      5.2 No Solicitation.

            (a) Alternative Transaction. Neither the Company nor Parent shall, nor shall the Company or Parent permit any of its Subsidiaries to, nor authorize or permit any of its or its Subsidiaries', officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or encourage, or take any other action to knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal, (ii) participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or knowingly facilitate any effort or attempt to make or implement any Alternative Transaction Proposal (except to disclose the existence of this Agreement and the terms hereof or as specifically permitted by Section 5.2(c)), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted by Section 5.2(d)), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal (except any confidentiality agreement contemplated by Section 5.2(c)(1)). Each of the Company and Parent and each of their respective Subsidiaries will immediately cease, and will cause its officers, directors and employees and instruct any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and will use its reasonable best efforts to enforce, and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which such party of any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal.

            (b) Notification. As promptly as practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company or Parent, as the case may be, shall provide the other party with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company or Parent, as the case may be, shall provide the other party as promptly as possible with all information as is reasonably necessary to keep the other party informed in all material respects of all oral or written communications regarding, and the status and material terms of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to the other party a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. The Company or Parent, as the case may be, shall provide the other party with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction.

            (c) Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that the Company or Parent, as the case may be, receives an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be, or to be reasonably likely to result in, a Superior Proposal, such party or its Board of Directors may then take the following actions (but only (i) if and to the extent that (x) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, and (y) the Company or Parent, as the case may be, has given the other party at least two business days prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal and (ii) if it shall not have breached in any material respect any of the provisions of this Section 5.2):

                  (1) Furnish nonpublic information to the Person or group making such Alternative Transaction Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of September 30, 2004, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT") and (B) contemporaneously with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

                  (2) Engage in discussions or negotiations with such Person or group with respect to such Alternative Transaction Proposal.

            (d) Changes of Recommendation. Solely in response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which its Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, is a Superior Proposal, the Board of Directors of the Company or Parent, as the case may be, may make a Change of Recommendation, if all of the following conditions in clauses (1) through (5) are met:

                  (1) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

                  (2) the stockholder vote at the Company Stockholders' Meeting or Parent Stockholders' Meeting, as the case may be, has not occurred, and the polls on the matters to be voted on at the Company Stockholders' Meeting or Parent Stockholders' Meeting, as the case may be, have not been closed;

                  (3) the Company or Parent, as the case may be, has (A) provided to the other party hereto four business days' prior written notice which shall state expressly (i) that it has received a Superior Proposal, (ii) the material terms and conditions of the Superior Proposal and the identity of the Person or group of Persons making the Superior Proposal, and (iii) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) during the aforementioned period, if requested by the other party hereto, engaged in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

                  (4) the Board of Directors of the Company or Parent, as the case may be, has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with its fiduciary duties under Applicable Law; and

                  (5) the Company or Parent, as the case may be, shall have complied with Section 5.2(c) and shall not have breached in any material respect any of the other provisions set forth in this Section 5.2.

            (e) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or Parent or their respective Boards of Directors from taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

      5.3 Preparation of SEC Documents; Stockholders' Meetings.


            (a) Registration Statement and Prospectus. As soon as reasonably practicable following the Agreement Date, Parent and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Parent Stockholders, and the Company will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Company Stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger and the conversion of Company Options into Parent Options, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Parent without the Company's prior consent (which shall not be unreasonably withheld) and without providing the Company the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives oral or written notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

            (b) Stockholders' Meetings. Each of the Company and Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, take all action necessary in accordance with Applicable Law and the Company Charter Documents, in the case of the Company, and the Parent Charter Documents, in the case of Parent, to duly give notice of, convene and hold the Company Stockholders' Meeting, in the case of the Company, and the Parent Stockholders' Meeting, in the case of Parent. Subject to Section 5.2(d), each of the Company and Parent will use reasonable best efforts to solicit from its stockholders proxies in favor of, in the case of the Company, the adoption of this Agreement, and in the case of Parent, the approval of the Parent Stock Issuance and Parent Charter Amendments, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company or Parent may adjourn or postpone the Company Stockholders' Meeting or Parent Stockholders' Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to its stockholders in advance of a vote on, in the case of the Company, the adoption of this Agreement, and in the case of Parent, the approval of the Parent Stock Issuance and Parent Charter Amendments, or, if, as of the time for which the Company Stockholders' Meeting or Parent Stockholders' Meeting, as the case may be, is originally scheduled, there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Each of the Company and Parent shall ensure that the Company Stockholders' Meeting and the Parent Stockholders' Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting or Parent Stockholders' Meeting, as the case may be, are solicited in compliance with Applicable Law, the rules of the Nasdaq Stock Market and, in the case of the Company, the Company Charter Documents, and, in the case of Parent, the Parent Charter Documents. Without the prior written consent of Parent, adoption of this Agreement is the only matter (other than procedural matters) which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders' Meeting. Without the prior written consent of the Company, approval of the Parent Stock Issuance, the Parent Charter Amendments and any proposals set forth in Schedule 5.3(b) of the Parent Disclosure Letter are the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent Stockholders at the Parent Stockholders' Meeting. Notwithstanding any Change of Recommendation by the Board of Directors of the Company or Parent, (i) adoption of this Agreement shall be submitted to the Company Stockholders at the Company Stockholders' Meeting and
(ii) approval of the Parent Stock Issuance and Parent Charter Amendments shall be submitted to the Parent Stockholders at the Parent Stockholders' Meeting, and nothing contained herein shall be deemed to relieve the Company or Parent of such obligations.

            (c) Time of Meetings. Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders' Meeting and Parent Stockholders' Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

            (d) Board Recommendations. Except to the extent expressly permitted by Section 5.2(d): (i) the Board of Directors of each of the Company and Parent shall recommend that its stockholders vote in favor of, in the case of the Company, the adoption of this Agreement at the Company Stockholders' Meeting, and, in the case of Parent, the approval of the Parent Stock Issuance and Parent Charter Amendments at the Parent Stockholders' Meeting, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of (A) the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders' Meeting and
(B) Parent has recommended that Parent Stockholders vote in favor of approval of the Parent Stock Issuance and Parent Charter Amendments and (iii) neither the Board of Directors of the Company or Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of the Company or Parent vote in favor of, in the case of the Company, the adoption of this Agreement, and, in the case of Parent, the approval of the Parent Stock Issuance and Parent Charter Amendments.

      5.4 Accountant's Letters. Each of the Company and Parent shall use commercially reasonable efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Registration Statement is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

      5.5 Access to Information; Confidentiality.

            (a) Access to Information. Subject to the Confidentiality Agreement and Applicable Law, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the Confidentiality Agreement and Applicable Law, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

            (b) Confidentiality. Each of the Company and Parent will hold and keep confidential, and will cause its respective officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential,

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any nonpublic information in accordance with the terms of the Confidentiality
Agreement, which Confidentiality Agreement will remain in full force and effect.

      5.6 Reasonable Best Efforts.

            (a) Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (1) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all filings required under the HSR Act, with the Federal Trade Commission or the United States Department of Justice and any necessary antitrust, competition or similar laws of any foreign jurisdiction, (2) the obtaining of all necessary consents, approvals or waivers from third parties, (3) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.

            (b) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each party shall without limitation use its reasonable best efforts to: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (3) to the extent practical, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate thereat, and (4) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as

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applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as "outside counsel only." Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

            (c) State Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

            (d) Divestitures. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to hold separate (including by trust or otherwise) or divest, or take any other action with respect to, any of its assets or businesses or enter into any consent decree or other agreement that (1) would reasonably be expected to result in a Material Adverse Effect on Parent or the Company after the Effective Time or (2) is not conditional on consummation of the Merger.

      5.7 Indemnification and Insurance.

            (a) Indemnification and Advancement. From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (1) indemnify and hold harmless each person who served as a director or officer of the Company or its Subsidiaries prior to the Effective Time (collectively, the "COMPANY INDEMNIFIED PARTIES") to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (2) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.7 shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions

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contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or its Subsidiaries prior to the Effective Time and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 5.7, (1) the term "CLAIM" means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any governmental agency or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, as a result of or in connection with such Company Indemnified Party's service as a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries, or any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time; and (2) the term "EXPENSES" means attorneys' fees and all other costs, expenses and obligations (including, without limitation, experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 5.7, including any action relating to a claim for indemnification or advancement brought by a Company Indemnified Party.

            (b) Certificate of Incorporation, Bylaws and Indemnification Agreements. In furtherance and not in limitation of Section 5.7(a) hereof, from and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (1) include and cause to be maintained in the Surviving Corporation's (or any successor's) Certificate of Incorporation and Bylaws for a period of at least six years from and after the Effective Time, provisions regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company's Certificate of Incorporation and Bylaws, in each case as in effect on the Agreement Date; and
(2) otherwise keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Company Indemnified Party providing for the indemnification of such Company Indemnified Party.

            (c) Insurance. For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' and fiduciary liability insurance maintained by the Company, including with respect to Claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies, then Parent shall only be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if

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prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.7(b), which policies provide such directors and officers with coverage for an aggregate period of six years after the Effective Time, including with respect to acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and consummation of the transactions contemplated hereby), and nothing in Section 5.1(a) shall prohibit the Company from obtaining such prepaid policies prior to the Effective Time, provided that the cost thereof shall not exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies. If such prepaid policies have been obtained prior to the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their duration.

            (d) Survival of Claims. Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Law, if any Claim is made or brought against any Company Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such Claim.

            (e) Successors. If Parent, the Surviving Corporation or any of their respective successors or assigns (1) shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

            (f) Enforceability. The provisions of this Section 5.7 are (1) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7) and (2) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 5.7 without the consent of such affected Company Indemnified Party.

            (g) Expenses. Parent shall pay (as incurred) all Expenses that a Company Indemnified Party may incur in enforcing the indemnity, advancement and other obligations set forth in this Section 5.7.

            (h) Burden of Proof. In connection with any determination as to whether the Company Indemnified Parties are entitled to the benefits of this
Section 5.7, the burden of proof shall be on the Parent and the Surviving Corporation to establish that a Company Indemnified Person is not so entitled.

      5.8 Fees and Expenses. Except as set forth in this Section 5.8 and in
Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred by Parent, Merger Sub or the Company (other than attorneys' fees, accountants' fees and related expenses) in connection with (a) the

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filing, printing and mailing of the Registration Statement (including financial statements and exhibits) and the Proxy Statement/Prospectus (including SEC filing fees) and any preliminary materials related thereto and (b) the filings of the premerger notification and report forms under the HSR Act and any applicable antitrust, competition or similar laws of any foreign jurisdiction (including filing fees).

      5.9 Public Announcements. The Company and Parent will use reasonable best efforts to consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 5.3 or prior communications consented to in accordance with this Section 5.9, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

      5.10 Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under Article 2 (including those shares of Parent Common Stock required to be reserved for issuance in connection with the Merger or upon exercise of Company Options or exchange of Exchangeable Shares from time to time), to be authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Closing Date.

      5.11 Tax-Free Reorganization Treatment. Parent and the Company hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. Neither Parent, Merger Sub nor the Company shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

      5.12 Equity Awards and Employee Benefits.

            (a) Notices. As soon as reasonably practicable, but in no event later than 20 business days following the Effective Time, Parent will issue to each holder of an Assumed Company Option a document evidencing the assumption of such Company Option by Parent. The parties shall use their commercially reasonable efforts to ensure that the conversion of any Company Options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

            (b) Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to Assumed Company Options, Assumed

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Restricted Stock Units and other assumed equity compensation awards
(collectively, the "ASSUMED AWARDS") no later than one business day after the Effective Time and shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any of such Assumed Awards remains outstanding.

            (c) Company ESPPs. The Company shall terminate the Company ESPPs immediately prior to the Effective Time. To the extent any offering period under the Company ESPPs is in progress prior to such termination, the Company shall ensure that such offering period ends immediately prior to such termination, and that each participant's accumulated contributions for such offering period are applied towards the purchase of Company Common Stock immediately prior to such termination unless the participant has previously withdrawn from such offering period in accordance with the terms of such plan. With respect to matters described in this Section 5.12(c), the Company will communicate with Parent (and reasonably the communications of Parent) prior to sending any material notices or other communication materials to its employees.

            (d) Benefit Plans. From and after the Closing Date, Parent shall provide, or cause to be provided, to those persons who were employees of the Company or its Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its Subsidiaries or become employees of parent following the Effective Time ("CONTINUING EMPLOYEES") employee benefits (which shall include each plan, program, policy or arrangement sponsored by Parent or a Subsidiary of Parent, other than Parent stock option plans and the Parent ESPP) no less favorable in the aggregate than those provided to similarly situated employees of Parent. Continuing Employees will be eligible to participate in Parent stock option plans and the Parent ESPP in accordance with the terms and conditions of such plans. As promptly as reasonably practicable after the Effective Time, Continuing Employees shall be eligible to participate in (1) Parent's employee benefit plans, programs, policies and arrangements, including any severance plan, medical plan, dental plan, life insurance plan, vacation program and disability plan, to the extent permitted by the terms of the applicable plans, programs, policies and arrangements and (2) such Company Benefit Arrangements, including, but not limited to, any Company Option Plans, agreements, programs, policies or other programs sponsored by or maintained by the Company or any of its Subsidiaries, that are continued by the Company or any of its Subsidiaries following the Closing Date, or which are assumed by Parent (for the purposes of this Section 5.12(d) only, the "PARENT BENEFIT PLANS"). Continuing Employees shall, to the extent permitted by Applicable Law receive full credit for purposes of eligibility, vesting, level of benefits and benefit accrual under the Parent Benefit Plans in which such Continuing Employees participate for such Continuing Employees' service with the Company, any of its Subsidiaries, and either of their predecessors. With respect to any welfare benefit plans maintained by parent for the benefit of Continuing Employees on and after the Closing Date, Parent shall (1) cause there to be waived, as required by Applicable Law, any eligibility requirements or pre-existing condition limitations and (2) give effect, in determining any deductible maximum out-of-pocket limitations, amounts paid by such Continuing Employees with respect to similar plans maintained by the Company and its Subsidiaries, subject to the terms and conditions of the applicable welfare benefit plans maintained by Parent. Depending upon the date of the Effective Time relative to the completion of the then-next ending offer period under the Parent ESPP, and upon the relative benefits and costs, Parent will determine in good faith whether to establish a special offering period for Continuing Employees

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under the Parent ESPP commencing as soon as administratively practicable following the Effective Time and ending immediately prior to the commencement of the next regularly scheduled offering period under the Parent ESPP.

            (e) Termination of Benefit Plans. To the extent requested in writing by Parent no later than ten business days prior to the Closing Date, Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Arrangement that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the "COMPANY 401(K) PLANS") in accordance with the provisions of the Company 401(k) Plans and Applicable Law. If Parent requests that the Company 401(k) Plans be terminated, the Company's Board of Directors shall adopt resolutions authorizing the termination of the Company 401(k) Plans effective no later than the day immediately preceding the Closing Date.

            (f) Disclaimer. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either party to terminate any continuing employee at will at any time, with or without cause, for any reason or no reason, (ii) duplicate any benefit provided to any Continuing Employee or to fund any such benefit not previously funded, or (iii) subject to the limitations and requirements specifically set forth in this
Section 5.13, require either party to continue any Parent Benefit Arrangement or Company Benefit Arrangement, or prevent the amendment, modification or termination thereof, after the Effective Time.

      5.13 Parent Corporate Governance.

            (a) On or prior to the Effective Time, the Board of Directors of Parent shall cause the number of directors that will comprise the full Board of Directors of Parent immediately following the Effective Time to be ten. The members of such Board of Directors immediately following the Effective Time shall consist of six persons designated prior to the Effective Time by Parent (which shall include the Chief Executive Officer of Parent) and four persons designated prior to the Effective Time by the Company (which shall include the Chief Executive Officer of the Company) (such members, the "INITIAL POST-CLOSING DIRECTORS").

            (b) On or prior to the Effective Time, Parent shall cause its Bylaws to be amended to provide that (1) any change in the size of the Board of Directors prior to the first anniversary of the Effective Time shall require the prior approval of at least two-thirds of the entire Board of Directors of Parent and (2) any amendment to the provision in the Bylaws required by the immediately foregoing clause (1) shall require the prior approval of at least two-thirds of the entire Board of Directors of Parent.

            (c) Subject to the exercise of the fiduciary duties of the Board of Directors and Nominating and Governance Committee of Parent, Parent agrees to cause each of the Initial Post-Closing Directors to be nominated for election at the next annual meeting of its stockholders, unless in each case such Initial Post-Closing Director shall have resigned, retired or otherwise become unable to serve prior to such annual meeting.

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            (d) Each of Parent and the Company agrees to cause each member of its Board of Directors that is not an Initial Post-Closing Director to resign effective immediately following the Effective Time.

      5.14 Affiliate Legends. The Company shall notify Parent in writing of the identity of those Persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("RULE 145 AFFILIATES") prior to the Closing Date. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Company Common Stock to be received by Rule 145 Affiliates in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided, that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of shares of Parent Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate or an Affiliate of Parent).

      5.15 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, if it determines that any Effect has had a Material Adverse Effect on such party or would result in the failure of any of the conditions set forth in
Article 6 to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.16 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

      5.16 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. The parties acknowledge that all such above referenced dispositions and acquisitions are compensatory in nature.

      5.17 Rights Plans; State Takeover Laws.

            (a) Company Rights Plan. Prior to the Effective Time, the Company shall not redeem the Company Rights or amend, modify (other than to render the Company Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Company Rights Agreement unless required to do so by order of a court of competent jurisdiction.

            (b) Parent Rights Plan. Prior to the Effective Time, Parent shall not redeem the Parent Rights or amend, modify (other than to render the Parent Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Parent Rights Agreement unless required to do so by order of a court of competent jurisdiction.

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

            (c) State Takeover Laws. Prior to the Effective Time, neither the Company nor Parent shall take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Company's or Parent's Board of Directors, as the case may be, has concluded in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to the Company or Parent, as applicable, the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties under Applicable Law.

      5.18 Reservation of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock and assumption of Company Options pursuant to this Agreement and the exchange of the Exchangeable Shares, sufficient shares of Parent Common Stock to provide for such conversion and assumption.

      5.19 Supplemental Indenture. Effective at or prior to the Effective Time, Parent shall enter into a supplemental indenture in the form of Exhibit C hereto and a guarantee and other instruments required for the due assumption, as determined by the parties, of the Company's 0.25% convertible subordinated debentures due August 1, 2013 to the extent required by the terms of such debentures and the instruments and agreements relating thereto.

      5.20 Supplemental Trust Agreement. Effective at or prior to the Effective Time, and in accordance with the provisions of Section 2.6(b)(3), Parent shall enter into a supplemental trust agreement and other instruments required for Parent to assume the Company's obligations under the Old Voting, Support and Exchange Agreement and with respect to the Company Special Voting Stock, as determined by the parties, to the extent required by the terms of such Old Voting, Support and Exchange Agreement and the provisions of the Company Special Voting Stock, including in each case the instruments and agreements relating thereto.

                                    ARTICLE 6
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

      6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

            (a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

            (b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any required approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation. All other material approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the Merger shall have been obtained.

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

            (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, "RESTRAINTS"), shall be in effect which prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

            (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by each of the Company and Parent to their stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated or, to the knowledge of the Company or Parent, threatened by the SEC.

            (e) Listing. The shares of Parent Common Stock issuable to the Company Stockholders pursuant to the Merger and to be reserved for issuance upon exercise of Company Options or exchange of Exchangeable Shares from time to time as provided for in Article 2 shall have been authorized for listing on the Nasdaq Stock Market, upon official notice of issuance.

            (f) Certificate of Amendment. The Certificate of Amendment shall have been duly filed with and accepted by the Office of the Secretary of State of the State of Delaware.

      6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver in writing at or prior to the Closing of the following conditions:

            (a) Representations and Warranties.

                  (1) The representations and warranties of Parent set forth herein (other than in Section 4.2(a)-(c) and Section 4.3(a)-(d)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent where the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (2) The representations and warranties of Parent set forth in
Section 4.2(a)-(c) and Section 4.3(a)-(d) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of Section 4.2(a)-(c) for deviations of not more than 1% of the number of fully-diluted shares of Parent Common Stock outstanding set forth therein.

            (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

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

            (c) Parent Rights Agreement. The Parent Rights issued pursuant to the Parent Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from Parent Common Stock) or triggered pursuant to the terms of such agreement.

            (d) Officer's Certificate. The Company shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that each of the conditions set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c) have been satisfied.

            (e) Tax Opinion. The Company shall have received the opinion of Simpson Thacher & Bartlett LLP, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel, which representation letters shall not have been withdrawn or modified.

      6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver in writing at or prior to the Closing of the following conditions:

            (a) Representations and Warranties.

                  (1) The representations and warranties of the Company set forth herein (other than in Section 3.2(a)-(c) and Section 3.3(a)-(d)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent where the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (2) The representations and warranties of the Company set forth in Section 3.2(a)-(c) and Section 3.3(a)-(d) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of Section 3.2(a)-(c) for deviations of not more than 1% of the number of fully-diluted shares of Company Common Stock outstanding set forth therein.

            (b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

            (c) Company Rights Agreement. The Company Rights issued pursuant to the Company Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from Company Common Stock) or triggered pursuant to the terms of such agreement.

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

            (d) Officer's Certificate. Parent shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that each of the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c) have been satisfied.

            (e) Tax Opinion. Parent shall have received the opinion of Fenwick & West LLP, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel, which representation letters shall not have been withdrawn or modified.

                                    ARTICLE 7
                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 7.1(a),
Section 7.1(b)(1), Section 7.1 (b)(2), Section 7.1(c) and Section 7.1(d), may be taken or authorized before or after the Parent Stockholder Approval or the Company Stockholder Approval, as the case may be, (B) in the case of Section 7.1(e) and Section 7.1(f), may be taken or authorized only before the Parent Stockholder Approval or Company Stockholder Approval, as the case may be, and
(C) in the case of Section 7.1(b)(3) and Section 7.1(b)(4), may be taken or authorized only after the Parent Stockholders' Meeting where a vote was taken or the Company Stockholders' Meeting where a vote was taken, as the case may be:

            (a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines;

            (b) by written notice of either the Company or Parent (as authorized by the Board of Directors of the Company or Parent, as applicable):

                  (1) if the Merger shall not have been consummated by June 30, 2005 (the "OUTSIDE DATE"), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(1) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

                  (2) if a Governmental Authority that is of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(2) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

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

                  (3) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken;

                  (4) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken; (c) by the Company (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, if (1) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (2) such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof shall have been received by Parent;

            (d) by Parent (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, if (1) as a result of such breach the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (2) such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof shall have been received by the Company;

            (e) by the Company (as authorized by its Board of Directors), at any time prior to Parent Stockholder Approval, if Parent, the Parent Board of Directors or any committee thereof, for any reason, shall have (1) failed to call or hold the Parent Stockholders' Meeting in accordance with Section 5.3(b),
(2) failed to include in the Proxy Statement/Prospectus distributed to the Parent Stockholders its recommendation in favor of the Parent Stock Issuance and Parent Charter Amendments, (3) effected a Change of Recommendation, or (4) approved or recommended any Alternative Transaction; or

            (f) by Parent (as authorized by its Board of Directors), at any time prior to Company Stockholder Approval, if the Company, the Company Board of Directors or any committee thereof, for any reason, shall have (1) failed to call or hold the Company Stockholders' Meeting in accordance with Section 5.3(b), (2) failed to include in the Proxy Statement/Prospectus distributed to the Company Stockholders its recommendation that such shareholders adopt and approve this Agreement and approve the Merger, (3) effected a Change of Recommendation, or (4) approved or recommended any Alternative Transaction.

      7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Section 5.5(b), Section 5.8, this Section 7.2 and Section 7.3, as well as Article 8 (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

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      7.3 Payments.

            (a) Payment by the Company. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(b)(4) or by Parent pursuant to any of Section 7.1(b)(4), Section 7.1(d) (but, in the case of Section 7.1(d), only if such termination is due to an intentional breach of any representation, warranty or covenant by the Company) or Section 7.1(f), the Company shall promptly, but in no event later than two business days after the date of such termination (subject to the further provisions of this Section 7.3(a)), pay Parent the Termination Fee; provided, that in the case of a termination pursuant to Section 7.1(b)(4) or Section 7.1(d) (but, in the case of Section 7.1(d), only if such termination is due to an intentional breach of any representation, warranty or covenant by the Company), the Termination Fee shall be payable only if following the Agreement Date and prior to such termination, any Person shall have made to the Company or its stockholders (in the case of Section 7.1(d)), or publicly announced (in the case of Section 7.1(b)(4) or Section 7.1(d)), an Alternative Transaction Proposal with respect to the Company and within 12 months following termination of this Agreement, any Alternative Transaction with respect to the Company is consummated or the Company enters into an agreement providing for any Alternative Transaction, such fee payment to be made concurrently with the earlier of the consummation of such Alternative Transaction or the execution of such agreement, as applicable.

            (b) Payment by Parent. In the event that this Agreement is terminated by Parent pursuant to Section 7.1(b)(3) or by the Company pursuant to any of Section 7.1(b)(3), Section 7.1(c) (but, in the case of Section 7.1(c), only if such termination is due to an intentional breach of any representation, warranty or covenant by Parent) or Section 7.1(e), Parent shall promptly, but in no event later than two business days after the date of such termination (subject to the further provisions of this Section 7.3(b)), pay the Company the Termination Fee; provided, that in the case of a termination pursuant to Section 7.1(b)(3) or Section 7.1(c) (but, in the case of Section 7.1(c), only if such termination is due to an intentional breach of any representation, warranty or covenant by Parent), the Termination Fee shall be payable only if following the Agreement Date and prior to such termination, any Person shall have made to Parent or its stockholders (in the case of Section 7.1(c)), or publicly announced (in the case of Section 7.1(b)(3) or Section 7.1(c)), an Alternative Transaction Proposal with respect to Parent and within 12 months following termination of this Agreement, any Alternative Transaction with respect to Parent is consummated or Parent enters into an agreement providing for any Alternative Transaction, such fee payment to be made concurrently with the earlier of the consummation of such Alternative Transaction or the execution of such agreement, as applicable.

            (c) Interest and Costs; Other Remedies. All payments under this
Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment. Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this
Section 7.3, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection

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with such suit, together with interest on the amounts set forth in this Section
7.3 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by Section 7.2.

      7.4 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after the occurrence of either the Company Stockholder Approval or the Parent Stockholder Approval there may not be, without further approval of the stockholders of the Company and Parent, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

      7.5 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE 8
                                     GENERAL

      8.1 Expiration of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, provided that this Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

      8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (receipt confirmed) or (b) on the first business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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

            (a)    if to the Company:

                   VERITAS Software Corporation
                   350 Ellis Street
                   Mountain View, CA 94043
                   Attention: General Counsel
                   Fax Number: (650) 527-2581

                   with a copy to:

                   Simpson Thacher & Bartlett LLP
                   3330 Hillview Avenue
                   Palo Alto, CA 94304
                   Attention: Richard Capelouto, Esq.
                              Kirsten Jensen, Esq.
                   Fax Number: (650) 251-5002

            (b)    if to Parent or Merger Sub:

                   Symantec Corporation
                   20330 Stevens Creek Boulevard
                   Cupertino, CA 95014
                   Attention: General Counsel
                   Fax Number: (408) 517-8121

                   with a copy to:

                   Fenwick & West LLP
                   Silicon Valley Center
                   801 California Street
                   Mountain View, CA 94041
                   Attention: Gordon Davidson, Esq.
                              Daniel Winnike, Esq.
                              Andrew Luh, Esq.
                   Fax Number: (650) 988-8500

      8.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as

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from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

      8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Confidentiality Agreement and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 5.7 (which are intended to benefit the Company Indemnified Parties), is not intended to confer upon any Person other than the parties any rights or remedies.

      8.6 Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

      8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      8.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.

      8.9 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the

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

transactions contemplated hereby are fulfilled to the greatest extent possible.

      8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      8.12 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      8.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.14 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.15.

                              [SIGNATURE PAGE NEXT]

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYMANTEC CORPORATION                       VERITAS SOFTWARE CORPORATION

By: /s/ John W. Thompson                   By: /s/ Gary Bloom
    ------------------------------             ---------------------------

Name: John W. Thompson                     Name: Gary Bloom

Title: Chairman and Chief Executive        Title: President and Chief Executive
       Officer                                    Officer


CARMEL ACQUISITION CORP.

By: /s/ Gregory E. Myers
    ------------------------------

Name: Gregory E. Myers

Title: Chief Executive Officer and
       President

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]